Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

among

Z5 TECHNOLOGIES LLC

AEGIS MERGER CORPORATION

AEGIS INDUSTRIES, INC.

AND

THOMAS KEENAN VENTURES, LLC

May 31, 2007

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ANNEXES, SCHEDULES AND EXHIBITS

Annexes

Annex I	Definitions

Schedules

Schedule 2.6(a)(vi)	Required Consents
Schedule 5.1 (a)	Title to Shares
Schedule 6.1	Organization; Good Standing; Qualification
Schedule 6.2(b)	Conflicts
Schedule 6.2(c)	Company – Consents
Schedule 6.3(a)	Distributions
Schedule 6.3(b)	Company – Capitalization
Schedule 6.3(c)	Contracts with respect to Equity Interests
Schedule 6.4	Subsidiaries; Investments
Schedule 6.5(a)(i)	Financial Statements
Schedule 6.5(a)(ii)	Financial Statement Matters
Schedule 6.5(b)	Funded Indebtedness
Schedule 6.5(c)	Bank Accounts; Powers of Attorney
Schedule 6.5(d)	Deposits
Schedule 6.6	Absence of Undisclosed Liabilities
Schedule 6.7	Absence of Changes
Schedule 6.8	Tax Filings
Schedule 6.9	Title to Assets; Encumbrances
Schedule 6.10(a)	Real Property - Owned and Leased
Schedule 6.10(b)	Real Property Matters
Schedule 6.11(a)	Intellectual Property Assets
Schedule 6.11(b)	Intellectual Property Exceptions
Schedule 6.11(e)	Licenses
Schedule 6.11(i)	Other Agreements
Schedule 6.12(a)	Contracts
Schedule 6.12(c)	Termination of and Change of Purchasing Under Contracts
Schedule 6.13(a)	Company – Litigation, Etc.
Schedule 6.13(b)	Company – Criminal Sanctions, Etc.
Schedule 6.14(a)	Compliance with Laws; Governmental Authorization
Schedule 6.14(b)	Permits
Schedule 6.15(a)	Directors, Officers and Key Employees
Schedule 6.15(b)	Labor Relations; Union Issues
Schedule 6.15(c)	Federal or State Contractor with Affirmative Action Plan
Schedule 6.16(a)	Employee Benefit Plans
Schedule 6.16(b)	Employee Benefit Disclosures
Schedule 6.16(c)	ERISA Compliance
Schedule 6.17(b)	Compliance with Environmental Laws
Schedule 6.17(c)	Environmental Liabilities
Schedule 6.17(d)	Owned (and Previously Owned) Properties and Facilities

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Schedule 6.17(e)	Environmental Reports
Schedule 6.17(f)	Assumed Environmental Liabilities
Schedule 6.19(a)	Related Party Transactions
Schedule 6.20(a)	Insurance
Schedule 6.20(b)	Contracts with Insurance Requirements
Schedule 6.22	Accounts and Notes Payable
Schedule 6.23	Accounts and Notes Receivable
Schedule 6.24(a)	Principal Customers
Schedule 6.24(b)	Principal Suppliers
Schedule 7.2(b)	Purchaser – Conflicts
Schedule 7.2(c)	Purchaser – Consents
Schedule 7.3	Brokers Employed by the Purchaser
Schedule 7.5(c)	Purchaser – Capitalization
Schedule 7.6(a)	Purchaser – Litigation, etc.
Schedule 7.6(b)	Purchaser – Criminal Sanctions
Schedule 7.11	Subsidiaries; Investments
Schedule 7.12	Absence of Undisclosed Liabilities
Schedule 7.13	Absence of Changes
Schedule 7.15	Title to Assets; Encumbrances
Schedule 7.16(a)	Purchaser Real Property - Owned and Leased
Schedule 7.16(b)	Purchaser Real Property Matters
Schedule 7.17(a)	Intellectual Property Assets
Schedule 7.17(b)	Intellectual Property Exceptions
Schedule 7.17(e)	Licenses
Schedule 7.17(i)	Other Agreements
Schedule 7.18(a)	Contracts
Schedule 7.18(c)	Termination of and Change of Purchasing Under Contracts
Schedule 7.19(a)	Purchaser – Litigation, Etc.
Schedule 7.19(b)	Purchaser – Criminal Sanctions, Etc.
Schedule 7.20(a)	Compliance with Laws; Governmental Authorization
Schedule 7.20(b)	Permits
Schedule 7.21(a)	Directors, Officers and Key Employees
Schedule 7.21(b)	Labor Relations; Union Issues
Schedule 7.22(a)	Employee Benefit Plans
Schedule 7.22(b)	Employee Benefit Disclosures
Schedule 7.22(c)	ERISA Compliance
Schedule 7.23(b)	Compliance with Environmental Laws
Schedule 7.23(c)	Environmental Liabilities
Schedule 7.23(d)	Purchaser Owned (and Previously Owned) Properties and Facilities
Schedule 7.23(e)	Environmental Reports
Schedule 7.23(f)	Assumed Environmental Liabilities
Schedule 7.24(a)	Related Party Transactions
Schedule 7.25(a)	Insurance
Schedule 7.25(b)	Contracts with Insurance Requirements
Schedule 7.27	Accounts and Notes Payable
Schedule 7.28	Accounts and Notes Receivable

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Schedule 7.29(a)	Principal Customers
Schedule 7.29(b)	Principal Suppliers
Schedule 8.1(b)	Terms and Conditions of New Employment Agreements
Schedule 9.1(a)(vi)	Indemnity Matters
Schedule 9.1(c)(iii)	Indemnity Matters

Exhibits

Exhibit A	Delaware Certificate of Merger
Exhibit B	Connecticut Certificate of Merger
Exhibit C	Promissory Note in the principal amount of $5 million
Exhibit D	Registration Rights Agreement
Exhibit E	Form of opinion of Robinson & Cole LLP
Exhibit F	Merger Sub Guaranty
Exhibit G	Form of opinion of Richardson & Patel LLP
Exhibit H	Asset Allocation Statement
Exhibit I	Employee Equity Participation Plan

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INDEX OF DEFINED TERMS

Term	Section
Accountant’s Statement	4.2(b)
Affiliate	Annex I
Agreement	Preamble
Asset Allocation Statement	4.3
Business Day	Annex I
Cap Amount	9.2(b)
CERCLA	Annex I
Certificates of Merger	Annex I
Claw Back Period	4.2(a)
Closing	2.5
Closing Consideration	Annex I
Closing Date	Annex I
COBRA	6.16(c)(iv)
Code	Annex I
Commission	7.10(c)
Company	Preamble
Confidential Information	Annex I
Connecticut Statute	Annex I
Constituent Corporations	2.1
Contract	Annex I
Control	Annex I
Delaware Statute	Annex I
Distribution	Annex I
Due Date	9.3(b)
Effective Time	2.2
Employee Benefit Plan	Annex I
Employee Plans	6.16(a)
Employment Agreement	Annex I
Employee Equity Participation Plan	8.8
Encumbrances	Annex I
Environmental Laws	Annex I
Equity Interests	Annex I
ERISA	Annex I
ERISA Affiliate	Annex I
Financial Statements	6.5(a)
Fundamental Documents	Annex I
Funded Indebtedness	Annex I
GAAP	Annex I
Governmental Entity	Annex I
Guaranty	Annex I
Hazardous Materials	Annex I
HIPAA	6.16(c)(iv)
Holding Company Claw Back Stock	4.2(a)

Holding Company Stock	Annex I
Holdings	Preamble
Holdings Financial Statements	7.10(b)
Holdings Latest Balance Sheet	7.12
Holdings Latest Balance Sheet Date	7.12
Indemnified Persons	Annex I
Indemnifying Persons	Annex I
Intellectual Property	Annex I
IRS	Annex I
JAMS	10.8(a)
Knowledge	Annex I
Latest Audited Balance Sheet Date	6.5(a)
Latest Balance Sheet	6.5(a)
Latest Balance Sheet Date	6.5(a)
Law	Annex I
Liability	Annex I
Litigation Expense	Annex I
Losses	Annex I
Material Adverse Effect	Annex I
Membership Interest	Annex I
Merger	Recitals
Merger Co.	Preamble
Merger Consideration	3.1
New Employment Agreements	Annex I
Nevada Statue.	Annex I
Note	Annex I
Objection Notice	4.2(b)
Orders	Annex I
Permits	Annex I
Permitted Encumbrances	Annex I
Person	Annex I
Proceedings	Annex I
Purchaser	Preamble
Purchaser Indemnity Threshold	9.2(b)(i)
Purchaser Cap Amount	9.2(b)(ii)
Purchaser Group	Annex I
Purchasers’ Business	Annex I
Purchaser Employee Plan	7.22(a)
Purchase Price	Annex
Purchaser Real Property	7.16(a)
Purchaser Real Property Leases	7.16(a)
Purchaser Requisite Rights	7.17(a)
Purchasers	Preamble
Real Property	6.10(a)
Real Property Leases	6.10(a)
Registration Rights Agreement	Annex I

Related Documents	Annex I
Representatives	Annex I
Requisite Rights	6.11(a)(i)
Restrictive Legend	4.2(d)
Revised Asset Allocation Statement	4.3
Rollover Options	6.3(a)
SEC Documents	7.10(a)
Securities	Annex I
Securities Act	Annex I
Seller	Preamble
Seller Indemnity Threshold	9.2(a)(i)
Seller Cap Amount	9.2(a)(ii)
Seller Group	Annex I
Subject Business	Annex I
Subsidiary	Annex I
Survival Date	9.5(a)
Surviving Corporation	2.1
Target EBITDA	4.2(a)
Tax	Annex I
Tax Returns	Annex I
Taxes	Annex I
Third Party Claim	9.4
Units	Recitals
Working Capital	Annex I

          AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 31, 2007, by and among AEGIS INDUSTRIES, INC., a Nevada corporation (“Holdings”); AEGIS MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Holdings (“Merger Co.”, and together with Holdings, each a “Purchaser” and together, the “Purchasers”); Z5 TECHNOLOGIES LLC, a Connecticut limited liability company (the “Company”); and THOMAS KEENAN VENTURES, LLC, a Delaware limited liability company (the “Seller”).

          WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Holdings through a merger of the Company and Merger Co.;

          WHEREAS, the Company has issued and outstanding 850,000 membership units (the “Units”) and the Seller is the holder of all of the issued and outstanding Units; and

          WHEREAS, the Company has determined that the consideration to be paid for each Unit in the Merger is fair to, and in the best interests of, the Company and the Seller, and has duly approved and adopted this Agreement, the Certificates of Merger and approved the proposed merger (the “Merger”) of the Company with and into Merger Co. in accordance with and subject to the terms and conditions of this Agreement, the Certificates of Merger and the Delaware Statute;

          WHEREAS, the Board of Directors of Merger Co. has duly approved and declared advisable this Agreement, the Certificate of Merger and the Merger in accordance with the Delaware Statute; and

          WHEREAS, concurrently herewith, this Agreement has been consented to and approved by the requisite membership interests of Seller, pursuant to the Delaware Statute and the Nevada Statute.

          NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as set forth below.

ARTICLE I
DEFINITIONS

          Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in Annex I hereto.

ARTICLE II
GENERAL; CLOSING; CLOSING DELIVERABLES

          2.1      The Merger.

          In accordance with, and subject to, the terms and conditions of this Agreement, the Certificates of Merger, the Delaware Statute and the Connecticut Statute, upon the Closing Date, the Company shall be merged with and into Merger Co., which, at and after the Effective Time, shall be and is hereinafter sometimes referred to as the “Surviving Corporation.” The Company and Merger Co. are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

          2.2      Effective Time of the Merger.

          The Merger shall become effective upon the filing by the Company of the Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Connecticut, as applicable, and the acceptance thereof and by making all other filings or recordings required under the Delaware Statute and the Connecticut Statute. The Certificates of Merger shall be executed and delivered in the manner provided under the Delaware Statute and Connecticut Statute, as applicable. The time when the Merger shall become effective is referred to in this Agreement as the “Effective Time.”

          2.3      Effect of the Merger.

          Except as specifically set forth in this Agreement or in the Certificates of Merger, at the Effective Time, the separate existence and corporate organization of the Company shall cease, the Company shall be merged with and into the Surviving Corporation and the Merger shall have the effects provided in the Delaware Statute and the Connecticut Statute. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Co. shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Co. shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation

          2.4      Charter; By-Laws; Officers and Directors of Surviving Corporation; Voting Agreement.

          (a)      From and after the Effective Time: (a) the certificate of incorporation of Merger Co. shall be the certificate of incorporation of the Surviving Corporation until altered, amended or repealed as provided in the Delaware Statute; (b) the bylaws of Merger Co. shall be the bylaws of the Surviving Corporation, unless and until altered, amended or repealed as provided in the Delaware Statute, the Surviving Corporation’s certificate of incorporation or such bylaws; and (c) the officers and directors of the Merger Co. shall become the officers and directors of the Surviving Corporation, respectively, unless and until removed or until their respective terms of office shall have expired in accordance with the Delaware Statute or the Surviving Corporation’s certificate of incorporation or bylaws, as applicable.

          (b)      Purchasers agree that for a period of not less than two years following the Closing Date: (x) Purchaser will cause Brendan Reilly to be appointed as President, Chairman and Chief Executive Officer of Holdings and President of Surviving Corporation; and (y) Alan Hurwitz will be appointed as Chief Financial Officer of Holdings.

          2.5      Closing.

          The closing (the “Closing”) of the consummation of the transactions contemplated by this Agreement shall take place at the offices of Robinson & Cole LLP, 695 E. Main Street, Stamford, Connecticut, or at such other place as may be mutually agreed upon by the parties hereto on the Closing Date.

          2.6      Closing Deliveries.

          (a)      At the Closing, the Company and the Seller shall deliver the following items to Holdings or Merger Co., as applicable, each in form and substance satisfactory to Holdings or Merger Co., as applicable:

          (i)      an assignment of all of Seller’s right, title and interest in the Membership Interest and the Units to Merger Co.;

          (ii)      a certificate of an officer of the Company, dated as of the Closing Date, certifying (a) the Company’s Fundamental Documents; (b) the incumbency of each officer executing this Agreement and the Related Documents and any other agreement, document or instrument contemplated hereby or thereby; and (c) the resolutions of the Company’s Manager and Seller approving the Merger, this Agreement and the Related Documents and all other agreements and documents contemplated hereby and thereby;

          (iii)      certificates of the Secretaries of State (or other applicable office) in which the Company is organized and qualified to do business, dated as of a date not more than five (5) Business Days prior to the Closing Date, certifying as to its good standing and non-delinquent Tax status;

          (iv)      a counterpart of any Related Document to which the Seller or the Company is a party, duly executed by such Person;

          (v)      a counterpart of each New Employment Agreement with each of Brendan Reilly and Alan Hurwitz, executed by such Persons;

          (vi)      all consents and approvals, including, without limitation, those consents and approvals set forth on Schedule 2.6(a)(vi), in form and substance satisfactory to the Purchasers and their counsel, that are (i) required for consummation of the transactions contemplated by this Agreement and the Related Documents or (ii) that are required in order to prevent a breach of, or a default under, or a termination of, any Contract to which the Company is a party or to which any portion of its property or assets is subject;

          (vii)      a counterpart of a stock option agreement for Holdings Common Stock executed by each of the Persons holding Rollover Options;

          (viii)      a certificate of Seller, dated as of the Closing Date, certifying (a) Seller’s Fundamental Documents and (b) the incumbency of each Person executing this Agreement and the Related Documents and any other agreement, document or instrument contemplated hereby or thereby on behalf of the Seller;

          (ix)      a draft of the Current Report on Form 8-K due to be filed with the Securities and Exchange Commission by Holdings within four business days of the Closing Date, including therein a copy of the Company’s financial statements which constitute all of the financial statements that are required to be included in the Current - 6 –

Report on Form 8-K. For purposes of this Section 2.6(a)(viii) the term “business day” shall have the same meaning as set forth in the General Instructions to the Current Report on Form 8-K;

          (x)      an opinion of Robinson & Cole LLP, counsel to the Company and the Seller, dated as of the Closing Date, addressed to the Purchasers, in the Form attached hereto as Exhibit E;

          (xi)      the minute books of the Company;

          (xii)      a counterpart of the Registration Rights Agreement executed by Seller; and

          (xiii)      copies of all filings and notices made or given by the Seller or the Company with Governmental Entities in connection with the consummation of the Merger or any of the other transactions contemplated by this Agreement and the Related Documents.

          (b)      At the Closing, Holdings or Merger Co., as applicable, shall deliver the following items to the Seller:

          (i)      the Note executed by Holdings;

          (ii)      the Merger Sub Guaranty executed by Merger Co.;

          (iii)      an original stock certificate representing Thirteen Million (13,000,000) shares of Holdings Common Stock registered in the name of Seller;

          (iv)      an original stock certificate representing Four Million (4,000,000) shares of the Holding Company Claw Back Stock in the name of Seller with the Restrictive Legend affixed;

          (v)      a counterpart of a stock option agreement with each of the Persons holding Rollover Options executed by Holdings;

          (vi)      a counterpart of any Related Document to which Holdings or Merger Co. is a party, duly executed by such Person;

          (vii)      a certificate of the Secretary of each Purchaser, dated as of the Closing Date, certifying (a) such Purchaser’s Fundamental Documents; (b) the incumbency of each officer executing this Agreement and the Related Documents and any other agreement, document or instrument contemplated hereby or thereby; and (c) the resolutions of each Purchasers’ board of directors approving this Agreement and the Related Documents to which such Purchaser is a party and all other agreements and documents contemplated hereby and thereby;

          (viii)      certificates of the Secretaries of State (or other applicable office) in which each Purchaser is organized and qualified to do business, dated as of a date not more than five (5) Business Days prior to the Closing Date, certifying as to its good standing and non-delinquent Tax status;

          (ix)      a counterpart of any Related Document to which any Purchaser is a party, duly executed by such Person;

          (x)      a counterpart of each New Employment Agreement with each of Brendan Reilly and Alan Hurwitz, executed by Holdings;

          (xi)      a counterpart of the Registration Rights Agreement executed by Holdings;

          (xii     ) a certificate of Purchasers, dated as of the Closing Date, certifying (a) Purchasers’ Fundamental Documents and (b) the incumbency of each Person executing this Agreement and the Related Documents and any other agreement, document or instrument contemplated hereby or thereby on behalf of Purchasers; and

          (xiii)      an opinion of Richardson & Patel LLP, counsel to the Purchasers, dated as of the Closing Date, addressed to the Seller, in the Form attached hereto as Exhibit F.

ARTICLE III
PAYMENT OF MERGER CONSIDERATION; EFFECT OF MERGER ON CAPITAL
STOCK OF CONSTITUENT CORPORATIONS

          3.1      Merger Consideration; Effect on Capital Stock.

          The manner and basis of converting, exchanging or canceling the shares of capital stock of each of the Constituent Corporations into or for capital stock of the Surviving Corporation, shall be as follows:

          (i)      each share of common stock, $0.01 par value per share, of Merger Co. issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation;

          (ii)      the Membership Interests shall be cancelled and, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be automatically converted into the right to receive, at the Effective Time, the Note and the Holding Company Stock (together, the “Merger Consideration”); and

          (iii)      the Rollover Options shall be cancelled and, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding and be automatically converted into the right to receive, at the Effective Time, options to purchase an aggregate of 3,000,000 shares of the common stock of Holdings pursuant to the Equity Participation Plan in the amounts set forth on Schedule 6.3(a) for a purchase price of $0.25 per share.

          3.2      No Further Ownership Rights in Membership Interests.

          The Merger Consideration paid in respect of the Membership Interests in accordance with the provisions of this Article III and the Certificates of Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to the Membership Interests. The stock transfer books of the Surviving Corporation shall be closed with respect to the Membership Interests of the Company, and there shall be no further registration of transfers of the Membership Interests of the Company thereafter on the records of the Surviving Corporation. If, after the Effective Time, certificates or other documents representing units of Membership Interest are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III and the Certificate of Merger.

ARTICLE IV
MERGER CONSIDERATION

          4.1     Delivery of Merger Consideration.

          At the Effective Time, upon surrender by Seller to Merger Co. of the Membership Interest, and subject to the further terms and conditions set forth herein, in consideration for Seller’s delivery of the Membership Interest, Merger Co. shall pay to the Seller for the Membership Interests so acquired from Seller, the Note and the Holding Company Stock.

          4.2      Claw Back.

          (a)      Subject to the provisions of Sections 4.2(b) and 4.2(c) below, if, during the period from July 1, 2007 through June 30, 2008 (the “Claw Back Period”), the Surviving Corporation fails to achieve EBITDA of $1,250,000 or more (the “Target EBITDA”), Seller shall be obliged to transfer to Holdings 4,000,000 shares of Holding Company Stock (the “Holding Company Claw Back Stock”) for cancellation.

          (b)      Within thirty (30) days following the Claw Back Period, Holdings shall cause its auditors or other independent accountants to which Seller consents in writing to provide Seller a written statement indicating the Surviving Corporation’s EBITDA during the Claw Back Period, together with such notes and worksheets as shall be necessary to permit Seller or its representative to analyze the Surviving Corporations’ EBITDA during the Claw Back Period (the “Accountant’s Statement”). If Seller objects to the Accountant’s Statement, Seller shall provide Holdings with a written notice stating in reasonable detail the basis for its objection (an “Objection Notice”), provided however, that if Seller fails to provide Holdings an Objection Notice within thirty (30) days of its receipt of the Accountant’s Statement, Seller shall be deemed to have accepted the Accountant’s Statement. If Seller timely provides Holdings with an Objection Notice, the parties shall attempt through good faith negotiations to resolve the objection within thirty (30) days of Seller’s tendering the Objection Notice, (such period of resolution and negotiation following the Claw Back Period, hereinafter, the “Resolution Period”). In the event the parties are unable to resolve their disagreement regarding the Accountant’s Statement, either party shall have the right to refer the dispute to arbitration as set forth in Section 12.8.

          (c)      During the Claw Back Period, Purchasers shall:

          (i)      provide Seller with a written statement, on or before the prescribed filing date, inclusive of any permitted extension, for the filing of the applicable Securities Exchange Act of 1934, as amended, report covering the end of each fiscal quarter, indicating the Surviving Corporation’s EBITDA for such fiscal quarter;

          (ii)      cause the Surviving Corporation to conduct its operations in the Ordinary Course of Business consistent with past practice, in good faith, without the addition of any material expenses to the Surviving Corporation (without the prior written consent of Seller), and taking into consideration, inter alia, fiduciary duties of the Board of Directors of the Surviving Corporation;

          (iii)      cause allocations of expenses to the Surviving Corporation to be reasonable and in no event disproportionate to the services and support actually provided to the Surviving Corporation as compared to the services and support actually provided to Purchasers and their Affiliates or divisions;

          (iv)      not terminate the Employment Agreement of Brendan Reilly and Alan Hurwitz without Cause (as such term is defined in the New Employment Agreements); and

          (v)      not permit to occur a change of Control of the Surviving Corporation.

          In the event of Purchasers’ breach of any of the covenants set forth in this Section 4.2(c), as Seller’s (but not Mr. Reilly’s or Mr. Hurwitz’) exclusive remedy in respect of a breach of such covenants, Holdings’ rights under Sections 4.2(a) and 4.2(b) shall terminate and be of no further force or effect, without further action on the part of Seller.

          (d)      During the Claw Back Period, Seller shall not transfer, sell or otherwise encumber the Holding Company Claw Back Stock. If Seller tenders an Objection Notice, Seller shall not transfer, sell or otherwise encumber the Holding Company Claw Back Stock until the parties resolve their disagreement including through arbitration as described in Section 12.8. The Holding Company Claw Back Stock shall bear the following restrictive legend (the “Restrictive Legend”):

          “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER OF THE COMPANY DATED MAY 31, 2007 AND MAY ONLY BE TRANSFERRED SUBJECT TO THE TERMS OF SECTION 4.2(d) OF SUCH AGREEMENT.”

          4.3      Purchase Price Allocation.

          The sum of the Purchase Price and the assumed liabilities shall be allocated among the assets of the Company as of the Closing Date in accordance with Exhibit H and Section 1060 of the Code. Not later than sixty (60) days after the Closing Date, Seller shall prepare and deliver to Purchasers copies of Form 8594 and any required exhibits thereto (the “Asset Allocation Statement”) allocating the Purchase Price and the assumed liabilities among the assets of the Company as of the Closing Date consistent with the allocations set forth on Exhibit H and in accordance with section 1060 of the Code. Seller shall prepare and deliver to Purchasers from time to time revised copies of the Asset Allocation Statement (the “Revised Asset Allocation Statement”) so as to report any matters on the Asset Allocation Statement that need updating as a result of Purchase Price adjustments, if any. The Purchase Price paid by Purchasers for the assets of the Company shall be allocated in accordance with the Asset Allocation Statement or, if applicable, the last Revised Asset Allocation Statement provided by Seller to Purchasers, and all Tax Returns filed by or with respect to Seller and Purchasers shall be prepared consistently with such allocation.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER

          Seller represents and warrants to the Purchasers as set forth below.

          5.1      Title to the Units.

          Seller is the lawful owner, of record and beneficially, of all of the Units and has good, valid and marketable title to such Units, free and clear of any Encumbrances whatsoever and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Seller is not the subject of any bankruptcy, reorganization or similar Proceeding. Except for this Agreement and as set forth on Schedule 5.1(a) there are no outstanding Contracts or understandings between Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Equity Interests of the Company and, except as contemplated by this Agreement, the Related Documents or the transactions specifically contemplated hereby and thereby, no Person has any right whatsoever to receive or acquire any Equity Interests of the Company. Seller acquired the Units in one or more transactions exempt from registration under the Securities Act and state securities and “blue sky” laws.

          5.2      Authorization of Transaction.

          Seller has the full and absolute legal right, capacity, power and authority to enter into this Agreement and each Related Document to which Seller is or will be a party. This Agreement and each Related Document to which Seller is or will be a party has been, or upon the execution thereof will be, duly and validly executed and delivered by Seller. This Agreement and each Related Document to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller. This Agreement and each Related Document to which Seller is or will be a party is, or upon the execution thereof will be, assuming the due and valid execution and delivery thereof by the other parties thereto, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

          5.3      Non-contravention.

          Except as set forth on Schedule 5.3(c), none of the execution, delivery and performance by Seller of this Agreement or the Related Documents to which Seller is or will be a party, the consummation of the transactions contemplated hereby or thereby or compliance by Seller with any of the provisions hereof or thereof will violate (a) the Fundamental Documents of Seller,

(b) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in or the loss of any material benefit under any term, condition or provision of any Contract to which Seller is a party, or by which such Seller or its assets may be bound or (c) violate any Law applicable to Seller or any of its properties.

          5.4      Proceedings.

          As of the date hereof there are not (a) any outstanding Orders against Seller, (b) Proceedings pending, or, to Seller’s Knowledge, threatened against Seller, or investigations by any Governmental Entity that are pending, or to Seller’s Knowledge, threatened against Seller that would reasonably be expected to give rise to any legal restraint or a prohibition against the transactions contemplated in this Agreement.

          5.5      Consents.

          Other than as obtained prior to the date hereof and of which the Purchasers have prior notice, no consent, approval, Permit or authorization, of or by, or any notification of or filing with, any Governmental Entity or Person is required in connection with the execution, delivery and performance by Seller of this Agreement or the Related Documents to which Seller is or will be a party or the consummation by Seller of the Merger, or any of the other transactions contemplated hereby or thereby.

          5.6      Brokers.

          Seller has not employed any broker or finder. There is no investment banker, broker, finder or other agent or intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Related Documents.

          5.7      Certain Investment Representations.

          (a)      Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

          (b)      Seller is acquiring the Holdings Common Stock for investment for Seller’s own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof except as permitted by Law, including, without limitation, the Securities Act. Seller has no present intent to resell or distribute all or any part of its Holdings Common Stock. Seller was not organized for the specific purpose of acquiring the Holdings Common Stock.

          (c)      Seller has been advised that the Holdings Common Stock has not been registered under the Securities Act, that the shares of the Holdings Common Stock may not be sold or otherwise disposed of unless they are registered thereunder or an exemption from registration is available and that accordingly Seller may be required to bear the economic risk of the investment in the Holdings Common Stock for an indefinite period of time.

          (d)      Seller has been given the opportunity to obtain any information or documents, and to ask questions and receive answers about such documents, Holdings and its Subsidiaries and the business and prospects of Holdings and its Subsidiaries (including, without limitation, the transactions to be consummated pursuant to the terms of this Agreement), as it deems necessary to evaluate the merits and risks related to its investment in the Holdings Common Stock and no representations concerning such matters or any other matters related to such investment have been made to Seller except as set forth in this Agreement. Seller has consulted its own attorney, accountant or investment advisor with respect to the investment contemplated hereby and its suitability for Seller, including the tax and other economic considerations related to the investment.

          (e)      Seller: (i) has knowledge and experience in financial and business matters such that Seller is capable of evaluating the merits and risks of the purchase of the Holdings Common Stock as contemplated by this Agreement; (ii) understands and has taken cognizance of all risk factors related to the purchase of the Holdings Common Stock; and (iii) is able to bear the economic risk of the investment in the Holdings Common Stock for an indefinite period of time and can afford to suffer a complete loss of the investment in such Holdings Common Stock.

          (f)      Seller has been informed that the offer of the Holdings Common Stock is being made pursuant to an exemption from the registration requirements of the Securities Act relating to transactions by an issuer not involving a public offering, and that, consequently, the materials relating to the offer have not been subject to review and comment by the staff of the Securities and Exchange Commission or any other governmental authority.

          (g)      Seller is not subscribing for the Holdings Common Stock as a result of, or subsequent to, any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a Person not previously known to the Seller in connection with investments in securities generally.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY

          Seller represents and warrants to the Purchasers as set forth below.

          6.1      Organization; Good Standing; Qualification and Power.

          The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Company has all requisite power and authority (corporate or otherwise) to own, lease and operate its properties and to carry on its business as now being conducted and proposed to be conducted, and, except as set forth on Schedule 6.1, is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except to the extent that any failure to qualify could not reasonably be anticipated to have a Material Adverse Effect, each of which jurisdictions is set forth on Schedule 6.1.

          6.2      Authority; Noncontravention; Consents.

          (a)      The Company has all the requisite power and authority to enter into this

Agreement, each Related Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement, each Related Document to which it is a party and all related transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Related Document to which the Company is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and each Related Document to which the Company is a party has been duly and validly executed and delivered by the Company and this Agreement and each Related Document to which it is a party is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

          (b)      Neither the execution, delivery and performance of this Agreement and the Related Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any provision hereof or thereof will: (i) except as set forth on Schedule 6.2(b), conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under, or result in the creation of any Encumbrance upon any asset of the Company, under any term, condition or provision of (a) the Fundamental Documents of the Company or (b) except as set forth on Schedule 6.2(b), any Contract to which the Company is a party or by which any of its properties or assets are bound; or (ii) violate any Laws applicable to the Company, the Subject Business or any of its properties.

          (c)      Except as set forth on Schedule 6.2(c), no consent, approval, Order or authorization of, registration, declaration or filing with, or notification to any Governmental Entity or any third party is required in connection with the execution, delivery and performance by the Company of this Agreement or the Related Documents to which the Company is a party or the consummation of the Merger or any of the other transactions contemplated hereby or thereby.

          6.3      Capitalization.

          (a)      The Company has 850,000 Units of Membership Interest issued and outstanding and has granted to those employees, advisors and consultants set forth on Schedule 6.3(a) options to purchase 150,000 Units of Membership Interest in the Company (the “Rollover Options”). No current or former member or any other Person is contesting or, to the Knowledge of the Seller, has a valid basis for contesting the ownership of the Membership Interests or any Distributions or contributions relating thereto. Except for the Rollover Options and other than the Units, there are no other Equity Interests of the Company authorized, issued or outstanding. All of the Units are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 6.3(a), the Company has not made any Distribution within the preceding three (3) years and no current or former holder of any Units has any right to receive any Distribution.

          (b)      Except for the Rollover Options, or as contemplated by this Agreement, or as set forth on Schedule 6.3(b), there are no Securities outstanding which are convertible into,

exchangeable for, or carrying the right to acquire, Equity Interests of the Company, or subscriptions, warrants, options, calls, puts, convertible securities, registration or other rights, arrangements or commitments obligating the Company to issue, sell, register, purchase or redeem any of its Equity Interests or any ownership interest or rights therein. Except as specifically contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which the Company is bound with respect to the voting of any Equity Interests of the Company. Except as disclosed on Schedule 6.3(b), there are no stock appreciation rights, phantom stock rights or similar rights or arrangements outstanding with respect to the Company, and no derivative instruments issued by the Company exist, the underlying security of which is an Equity Interest of the Company.

          (c)      Except for the Rollover Options, or as set forth on Schedule 6.3(c), or as specifically contemplated by this Agreement, there are no Contracts, commitments, arrangements, understandings or restrictions to which the Company is bound relating in any way to any Equity Interest of the Company, including any rights of first refusal and any rights of first offer.

          (d)      All Securities issued by the Company, have been issued in transactions exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or “blue sky” laws, and the Company has not violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the issuance of any such Securities.

          6.4      Subsidiaries; Investments.

          Other than as set forth on Schedule 6.4, the Company has no Subsidiaries. The Company does not own, directly or indirectly, any Equity Interest in any Person, except for the entities set forth on Schedule 6.4.

          6.5      Financial Statements; Funded Indebtedness; Audit Controls; and Inventory.

          (a)      Attached hereto as Schedule 6.5(a)(i) are true, correct and complete copies of the Company’s financial statements prepared and reviewed by the Company’s accounting firm (the “Financial Statements” with the balance sheet as of March 31, 2007 being the “Latest Balance Sheet” and the date thereof being the “Latest Balance Sheet Date”). Except as set forth on Schedule 6.5(a)(ii), the Financial Statements (i) are in accordance with the books and records of the Company, and (ii) fairly present the financial condition of the Company as of the respective dates indicated and the results of operations and cash flows of the Company for the respective periods indicated.

          (b)      Schedule 6.5(b) sets forth a true, correct and complete accounting of the Funded Indebtedness owed by the Company to any Person, calculated as of the date hereof in accordance with GAAP. The Company and the Seller have performed in all material respects all of their respective obligations required to be performed by it under each document evidencing Funded Indebtedness and there is no continuing event of default under any document evidencing Funded Indebtedness.

          (c)      Schedule 6.5(c) sets forth a true, correct and complete list of (a) all bank accounts and safe deposit boxes of the Company and all Persons who are signatories thereunder or who have access thereto and (b) the names of all Persons holding general or special powers of attorney from the Company and a summary of the terms thereof.

          (d)      Schedule 6.5(d) sets forth a complete list of all amounts received by the Company as deposits or advances in respect of services that have not yet been performed, and for which the Company has not recognized revenue as of the Closing Date and the names of the customers from whom such amounts were received.

          6.6      Absence of Undisclosed Liabilities.

          The Company has no Liabilities, except for (a) the Liabilities set forth on Schedule 6.6; (b) Liabilities reflected in the Liabilities Section of the Latest Balance Sheet and (c) Liabilities that have arisen since the Latest Balance Sheet Date in the ordinary course of business (none of which are material (individually or in the aggregate) or relate to breach of Contract, breach of warranty, tort, infringement, violation of Law, Order or Permit, or any Proceeding (including any Liability under any Environmental Laws)).

          6.7      Absence of Changes.

          Since the Latest Balance Sheet Date, there has not been any Material Adverse Effect with respect to the Company and to the Knowledge of Seller no event has occurred and no circumstance or condition exists which has had or could reasonably be expected to have a Material Adverse Effect on the Company. Since the Latest Balance Sheet Date, except as set forth on Schedule 6.7, the Company has been operated in the ordinary course, consistent with past practice. Without limiting the foregoing, except as set forth on Schedule 6.7, since the Latest Balance Sheet Date:

          (a)      the Company has not declared, set aside or paid any dividends on or made any other Distribution in respect of any of its Equity Interests, or made any payment or transfer of consideration of any kind to any Affiliate of the Company or any Affiliate or relative of any such Affiliate, other than (i) payments or transfers in satisfaction of amounts reflected on the Latest Balance Sheet, (ii) salary and ordinary course expense reimbursement, or (iii) costs or expenses incurred and repaid subsequent to the Latest Balance Sheet Date;

          (b)      the Company has not split, combined or reclassified any of its Equity Interests or issued or authorized or proposed the issuance or authorization of any Securities in respect of, in lieu of, or in substitution for Equity Interests or repurchased, redeemed or otherwise acquired any of its Equity Interests;

          (c)      the Company has not issued, delivered, pledged, encumbered or sold, or authorized or proposed the issuance, delivery, pledge, Encumbrance or sale of, any of its Equity Interests or proposed any change in its equity capitalization;

          (d)      the Company has not sold, transferred, licensed, pledged, mortgaged or otherwise disposed of tangible or intangible assets (other than inventory in the ordinary course of business) with an aggregate fair market value of greater than $25,000;

          (e)      the Company has not amended its Fundamental Documents;

          (f)      other than as contemplated under this Agreement and the Related Documents, the Company has not acquired or agreed to acquire by merging or consolidating with, or by purchasing any material portion of the Equity Interests or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (g)      no party (including the Company) has accelerated, terminated, modified or canceled or waived any material right under any Contract (or series of related Contracts) involving more than $25,000 to which the Company is a party or by which it is bound and, to the Knowledge of the Seller, no other party intends to take any such action, and no modification in excess of $25,000 has been made to any such Contract;

          (h)      the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $25,000 individually or $50,000 in the aggregate;

          (i)      there has not been any labor strike, material dispute or grievance, picketing activity, slowdown or stoppage actually pending or, to the Knowledge of the Seller, threatened against, involving or affecting the Company, and no event has occurred that could reasonably be expected to give rise to any such strike, dispute, grievance, slowdown, picketing or stoppage and there has not been any union organizing campaigns;

          (j)      there has not been any write-down or write-up of the value of any asset of the Company other than in the ordinary course of business, or any write-off of any accounts receivable or notes receivable of the Company;

          (k)      there has not been any change in the Tax or accounting methods or principles used by the Company or any change in depreciation or amortization policies or rates theretofore adopted;

          (l)      there has not been any material change in the time or manner in which the Company extends discounts or credit to customers, collects receivables from customers, or otherwise deals with customers;

          (m)      there has not been any material change in the time or manner in which the Company pays its payables to suppliers and vendors, or otherwise deals with suppliers and vendors;

         (n)      there has not been any material change in the business policies in which the Company calculates or determines its Working Capital;

          (o)      the Company has continued to invest in capital expenditures in accordance with its annual budget and past practices;

          (p)      the Company has not altered its credit policies or practices or its payment policies or practices;

          (q)      there has not been any material change in any distribution platform where the Company conducts business with any of its customers; and

          (r)      there has been no Contract, understanding or authorization for the Company to take any of the actions specified in this Section 6.7.

          6.8      Tax Matters.

          (a)      Except as set forth on Schedule 6.8, the Company has: (i) timely filed all Tax Returns required to be filed by it through the date hereof and as of the Closing Date with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed (taking into account extensions to which it was entitled), and such Tax Returns were (and will be) true, correct and complete in all material respects; and (ii) timely paid or caused to be paid all Taxes required by it to be paid through the date hereof and as of the Closing Date.

          (b)      The Company has complied in all material respects with all applicable Laws relating to the collection, withholding and paying over of Taxes (such as (i) sales or use Taxes or (ii) payroll Taxes or other Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or any other third party).

          (c)      The Company is not, and has never been, a party to any Tax sharing indemnity or similar agreement allocating Tax liability that will not be terminated on the Closing Date without any future liability to the Company or the Surviving Corporation (including for past Taxes).

          (d)      No claim has ever been made by any Tax authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and no basis exists for any such claim to be made.

          (e)      There are no liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith in appropriate proceedings) upon any of the assets of the Company.

          6.9      Title to assets.

          The Company has good, valid and marketable title to the assets, properties and interests in properties, real, personal or mixed, reflected on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date (except inventory or other property sold or otherwise disposed of since the Latest Balance Sheet Date in the ordinary course of business and accounts receivable and notes receivable paid in full subsequent to the Latest Balance Sheet Date), free and clear of all Encumbrances, of any kind or character, except for those Encumbrances set forth in Schedule 6.9 and Permitted Encumbrances. Except as set forth on Schedule 6.9, the fixed assets of the Company are in good operating condition and repair (ordinary wear and tear excepted). The assets, properties and interests in properties of the Company to be owned, leased or licensed by the Surviving Corporation after the Closing shall include all assets, properties and interests in properties (real, personal and mixed, tangible and intangible) and all Contracts necessary to enable it to carry on the Subject Business as presently conducted and proposed to be conducted by the Surviving Corporation.

          6.10      Real Property.

          (a)      The Company does not currently own, and has not at any time owned, any real property. Schedule 6.10(a) contains a true, correct and complete list and brief description of all of real property in which the Company has a leasehold interest held under leases, subleases, licenses and/or other types of occupancy agreements (the “Real Property Leases”), including any requirement of consent of the lessor to consummate the Merger or any of the other transactions contemplated hereby or for the Surviving Corporation to continue after the Closing to lease the applicable property on the same terms and conditions as in effect immediately prior to the Closing. The real property in respect of which the Company has any Real Property Leases (the “Real Property”) constitutes all real properties used or occupied by the Company in connection with the Subject Business, or that will be required by the Surviving Corporation for the Subject Business.

          (b)      With respect to the Real Property, except as set forth on Schedule 6.10(b):

          (i)      no portion thereof is subject to any pending condemnation or eminent domain Proceeding or other Proceeding by any public or quasi-public authority and there is no threatened condemnation or eminent domain Proceeding or other Proceeding with respect thereto;

          (ii)      the Company is the owner and holder of all of the leasehold estates purported to be granted by the Real Property Leases and each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the Company, and to the Company’s Knowledge, of the other parties thereto;

          (iii)      there are no Contracts, written or oral, to which the Company is a party, granting to any other party the right of use or occupancy of any portion of the Real Property; and

          (iv)      there are no parties (other than the Company or its lessees disclosed pursuant to paragraph (iii) above) in possession of any portion of the Real Property.

          6.11      Intellectual Property.

          (a)      Schedule 6.11(a) contains a complete list of each registered, applied for, or issued item of Intellectual Property owned by the Company that is material to the conduct of the Subject Business (the “Company’s Intellectual Property Assets”), including without limitation: (i) all patented or registered Intellectual Property owned by the Company and used in connection with the Subject Business; (ii) all pending patent applications and applications for registrations of other Intellectual Property filed by or on behalf of the Company and used in connection with the Subject Business; (iii) all registered trade names, trademarks, corporate names, domain names, trademarks and service marks owned by the Company and used in connection with the Subject Business; (iv) all registered copyrights and computer software used in connection with the Subject Business owned by the Company; and (v) a clear identification of the relative ownership rights of the Company in the foregoing. Schedule 6.11(a) also contains a complete list of all licenses and other rights granted by the Company to any third party, and all licenses and other material rights granted by any third party to the Company, with respect to any of the Company’s Intellectual Property Assets, except for licenses for “off the shelf” software.

          (b) Except as set forth on Schedule 6.11(b), to its Knowledge, the Company (i) owns and possesses all right, title and interest in and to (or has the right to use pursuant to a valid and enforceable license as indicated on Schedule 6.11(a)) all of Company’s Intellectual Property Assets described on Schedule 6.11(a) which is necessary for the operation of the Subject Business, and (ii) owns or possesses (or has the right to use pursuant to a valid and enforceable license as indicated on Schedule 6.11(a)) all of Company’s Intellectual Property Assets (whether or not set forth on Schedule 6.11(a)) which are material to the Subject Business and necessary for the Subject Business as presently conducted, including, without limitation, the right to market, sell, offer to sell, license and grant others the right to use, market, sell, or offer to sell, and license the Company’s Intellectual Property Assets, without any conflict with, infringement or misappropriation of the intellectual property rights of others. To its Knowledge, the Company has taken all commercially reasonable actions to maintain and protect its interests and rights in all of the Company’s Intellectual Property Assets. Except as set forth on Schedule 6.11(b):

          (i)      there are no outstanding claims which have been made in writing, whether on paper or electronically, or, to Seller’s Knowledge, verbally, against the Company, or, to Seller’s Knowledge, against any customer of the Company, asserting the invalidity, misuse or unenforceability of any of the Company’s Intellectual Property Assets or that the Company’s Intellectual Property Assets in any manner infringe, violate or involve the misappropriation of the intellectual property or other proprietary rights of any other Person;

          (ii)      the Company has not received any outstanding written, verbal or electronic notice of any infringement or misappropriation by, or conflict with, any Person with respect to any of the Company’s Intellectual Property Assets (including any demand or request that the Company license rights from any Person or cease licensing or servicing any of its products or services);

          (iii)      to Seller’s Knowledge, the conduct of the Subject Business, including, without limitation, the use, sale, offer to sell, license and use by customers of the Company’s Intellectual Property Assets subject to Contracts, has not infringed, misappropriated, or violated, and does not infringe, misappropriate or violate, any Intellectual Property or other proprietary right of any other Person;

          (iv)      to Seller’s Knowledge, none of the Company’s Intellectual Property Assets have been infringed, misappropriated or violated by any other Person; and

          (v)      to Seller’s Knowledge, except with respect to licenses of commercial off-the-shelf software, and except pursuant to the licenses listed in Schedule 6.11(e), the Company is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any of the Company’s Intellectual Property Assets or other third party, with respect to the use thereof or in connection with the conduct of the Subject Business as currently conducted or proposed to be conducted.

          (c)      Each of the licenses set forth in Schedule 6.11(a) with respect to the Company’s Intellectual Property Assets is in full force and effect and to the Knowledge of Seller is the legal, valid and binding obligation of the licensor, enforceable against each of them in accordance with its terms. The Company is not in default under any such license, nor is any other party to any such license in default thereunder, and to Seller’s Knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any such license has exercised any termination rights with respect thereto. To Seller’s Knowledge, if any such license purports to grant the Company exclusive rights in or to any of the Company’s Intellectual Property Assets, such license does, in fact, grant such rights to the exclusion of any other Person.

          (d)      To Seller’s Knowledge, the Company has sufficient title and ownership of or licenses to or otherwise possess all necessary rights to use and to grant others the right to use all of the Company’s Intellectual Property Assets, including, without limitation, to market, sell, license, and grant others the right to use, market, sell and license the Company’s Intellectual Property Assets, without any conflict with, infringement or misappropriation of any Intellectual Property of others.

          (e)      Except as set forth on Schedule 6.11(e), there are no royalties, fees or other payments payable by the Company to any person by reason of the ownership, use, sale, license or other disposition of any of the Company’s Intellectual Property Assets.

          (f)      To its Knowledge, the Company is not, or will not be, as a result of the execution and delivery of this Agreement, or any Related Documents, or the closing of the Merger or other performance of the obligations under this Agreement, or any of the other Related Documents, in breach of any license, sublicense or other agreement relating to the Company’s Intellectual Property Assets or of any third party Intellectual Property.

          (g)      the Company has not been served with process, and, to the Seller’s Knowledge, is not aware that any Person is intending to serve process on the Company or any customer of the Company’s, in any proceeding which involves a claim of infringement, violation or misappropriation of any intellectual property of any third party. The Company has not brought any proceeding for infringement, violation or misappropriation of any Intellectual Property or breach of any license or agreement involving any of the Company’s Intellectual Property Assets against any third party.

          (h)      To its Knowledge, no former officer, employee or consultant of the Company or of any of its predecessors has, or could have, any right, title, interest or other claim in, to or under any of the Company’s Intellectual Property Assets.

          (i)      Except as set forth on Schedule 6.11(i), there are no outstanding options, licenses or agreements of any kind relating to any of the Company’s Intellectual Property Assets, nor is the Company bound by or a party to any options, licenses or agreements of any kind, including without limitation obligations to pay any royalties or other payments with respect to the intellectual property rights of any other Person.

          6.12      Contracts.

          (a)      Except as set forth on Schedule 6.12(a), the Company is not a party to any:

          (i)      Employment Agreements;

          (ii)      Contract relating to any Funded Indebtedness or to the mortgaging, pledging or otherwise placing an Encumbrance on any asset or group of assets of the Company;

          (iii)      Contract with respect to the lending or investing of funds;

          (iv)      Contract with respect to any form of intangible property, including any of the Company’s Intellectual Property Assets or Confidential Information;

          (v)      Contract or group of related Contracts with the same party for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $25,000;

          (vi)      Contract that restricts it from freely engaging in business (including the Subject Business) anywhere in the world;

          (vii)      distributorship, dealer, sales, advertising, agency, promotional services, retail promotional management, marketing platform, manufacturer’s representative or other similar Contracts;

          (viii)      Contract for the acquisition or disposition of a Person or a division of a Person made within the preceding six (6) years (whether or not such acquisition or disposition was consummated);

          (ix)      Contract or arrangement for the sale of any assets, properties or rights other than the sale of services or products in the ordinary course of business at historical profit margins;

          (x)      partnership agreement, limited liability company agreement or joint venture agreement or any agreement governing the ownership or disposal of any Equity Interests of any Person (including the Company);

          (xi)      Contract for any settlement agreement in respect of a Proceeding;

          (xii)      Contract with a remaining term of greater than six (6) months;

          (xiii)      lease (other than any Real Property Lease) that requires annual aggregate payments in excess of $25,000;

          (xiv)      other Contracts not covered by the foregoing, (A) that is not terminable by the Company without penalty upon advance notice of thirty (30) days or less and involves aggregate consideration in excess of $25,000 or (B) that involves aggregate consideration in excess of $50,000;

          (xv)      Contracts for any charitable or political contributions; or

          (xvi)      other Contract which could reasonably be determined to be material to the Subject Business.

          (b     ) Schedule 6.12(a) sets forth a true, correct and complete list of all amendments, modification and supplements to, or waivers under, the items listed thereon. All items listed on Schedule 6.12(a) are in full force and effect, constitute legal, valid and binding obligations of the respective parties thereto, and are enforceable in accordance with their respective terms. To the Knowledge of Seller, the Company has performed all of the obligations required to be performed by it to date, and there exists no default, or any event, including without limitation, the execution and delivery of this Agreement, or the consummation of the Merger or any other transaction contemplated hereby, which upon the giving of notice or the passage of time, or both, would give rise to a claim of a default in the performance by the Company or any other party to any of the foregoing of their respective obligations thereunder. The Company has furnished to Purchasers true, correct and complete copies of all items listed in Schedule 6.12(a) or any other Schedule and complete descriptions of all material terms of any oral Contracts described therein.

          (c)      To the Knowledge of Seller, except as set forth in Schedule 6.12(c), no other party to any Contract required to be listed in Schedule 6.12(a) intends to cancel or terminate any such Contract or decrease, limit or otherwise modify the goods or services purchased from the Company under any such Contract.

          6.13      Litigation.

          (a)      Except as set forth on Schedule 6.13(a), there are no (i) Proceedings pending or, to the Knowledge of the Seller, threatened against the Company, whether at law or in equity, or before or by any Governmental Entity nor does there exist any basis therefor or (ii) Orders of any Governmental Entity or arbitrator against the Company, the Subject Business or any of its properties or assets.

          (b)      Schedule 6.13(b) lists each Proceeding that (i) resulted in any criminal sanctions or (ii) within the last five (5) years, resulted in payments in excess of $25,000, in each case by or against the Company or any of its officers or directors in their capacity as officers or directors of the Company (whether as a result of a judgment, civil fine, settlement or otherwise).

          6.14      Compliance; Governmental Authorizations.

          (a)      The Company and the Subject Business have been and are in compliance with all Laws, Orders or Permits applicable to its assets, properties, businesses and operations, except for such non-compliance as would not be reasonably anticipated to have a Material Adverse Effect. Except as set forth on Schedule 6.14(a), no investigation or review by any Governmental Entity with respect to the Company is pending or, to the Knowledge of the Seller, threatened, nor has any Governmental Entity notified the Company of its intention to conduct the same, nor does there exist any basis therefor.

          (b)      The Company has all Permits necessary or advisable for its operations and the conduct of the Subject Business, such Permits are in full force and effect, no violations are or have been recorded in respect of any thereof and no Proceeding is pending or, to the Knowledge of the Seller, threatened to revoke or limit any thereof. The Company has taken all action reasonably necessary to maintain each Permit. Schedule 6.14(b) contains a true, correct and complete list of all Permits under which the Company is operating or by which it or any of its assets or properties is bound, and the Company has furnished to Purchasers true, correct and complete copies thereof. There is to the Knowledge of Seller no proposed change in any applicable Law which would require the Company or, to the Knowledge of the Seller, the Surviving Corporation to obtain any Permits not set forth on Schedule 6.14(b) in order to conduct the Subject Business as presently conducted or proposed to be conducted. None of the Permits set forth on Schedule 6.14(b) shall be adversely affected as a result of the Company’s execution and delivery of, or the performance of its obligations under, this Agreement, any Related Document or the consummation of the Merger or any of the other transactions contemplated hereby or thereby. The Company has delivered to the Purchasers a true and correct copy of each Permit.

          (c)      No Governmental Entity regulating the services performed by the Company in connection with the Subject Business has requested in writing that any such services be modified in any way. There is no Law, and, to the Knowledge of the Seller, there is no proposed or pending Law, which would prohibit or restrict the Company from, or otherwise materially adversely, affect the Company in, conducting the Subject Business as it is now conducted or is proposed to be conducted in any jurisdiction in which it is now conducting or proposes to conduct business.

          6.15      Employees; Labor Relations.

          (a)      Schedule 6.15(a) contains a true and complete list of (i) all of the officers of the Company, specifying their position, annual rate of compensation, date of hire, work location and the allocation of amounts paid and other benefits provided to each of them, respectively, and any other information reasonably requested by the Purchasers and (ii) all of the employees (whether full-time, part-time or otherwise), consultants and independent contractors of the Company as of the date hereof, specifying their position, annual salary, date of hire, work location, terms of compensation and the allocation of amounts paid and other benefits provided to each of them, respectively, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written Employment Agreement or any other written term sheet or other document describing the terms or conditions of employment of such employee or of the rendering of services by such independent contractor and any other information reasonably requested by the Purchasers. Except as set forth on Schedule 6.15(a), the Company is not a party to or bound by any Employment Agreement (whether written or oral). The Company has provided to the Purchasers true, correct and complete copies of each such Employment Agreement. The Company has not received a claim from any Governmental Entity to the effect that the Company has improperly classified as an independent contractor any person named on Schedule 6.15(a). Except as set forth on Schedule 6.15(a), the Company has not made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the Merger or any of the other transactions contemplated hereby or otherwise. To the extent any employee is on a leave of absence, Schedule 6.15(a) indicates the names of the employee, the nature of such leave of absence and such employee’s anticipated date of return to active employment. Schedule 6.15(a) also indicates the information described in the previous sentence for employees who have requested a leave of absence or who at the Closing Date are expected to be on a leave of absence. Schedule 6.15(a) also sets forth the name of any employee who is eligible to request FMLA leave as of the Closing Date and the amount of FMLA leave utilized by each such employee during the current leave year, each employee who will be on FMLA leave at the Closing Date and his or her job title and description, salary and benefits, each employee who has requested FMLA leave to begin after the Closing Date, a description of the leave requested and a copy of all notices provided to such employees regarding that leave. To the Knowledge of the Seller, none of the employees listed on Schedule 6.15(a) has any plans or intends to terminate his or their employment or engagement and except as set forth on Schedule 6.15(a) no former officer, director or key employee has left the service of the Company within the last six (6) months.

          (b)      Except as set forth on Schedule 6.15(b): (i) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees; (ii) upon termination of the employment of any such employees, none of the Company, the Surviving Corporation or the Purchasers will by reason of any action taken or not taken prior to the Closing be liable to any of such employees for severance pay or any other payments; (iii) the Company is in material compliance with all Laws respecting labor, employment and employment practices, terms and conditions of employment and wages and hours, including without limitation, equal employment opportunity, safety and health, workers’ compensation, disability, immigration, and collective bargaining; (iv) there is no unfair labor practice complaint actually pending or, to the Knowledge of the Seller, threatened against, involving or affecting the Company before the National Labor Relations Board or any other Governmental Entity; (v) there is no labor strike, material dispute or grievance, picketing activity, slowdown or stoppage actually pending or, to the Knowledge of the Seller, threatened against, involving or affecting the Company, and no event has occurred that could reasonably be expected to give rise to any such strike, dispute, grievance, slowdown, picketing or stoppage; (vi) no labor union, trade union, or similar organization currently represents the employees of the Company and no labor union, trade union or similar organization, or any employees have taken any action with respect to organizing the employees of the Company; (vii) there are no charges of employment discrimination pending before the U.S. Equal Employment Opportunity Commission or any other state or local agency authorized to receive and investigate changes of employment discrimination; and (viii) there are no charges or complaints pending before the U.S. Department of Labor or any division thereof, or before any similar state or local agency. Except as set forth on Schedule 6.15(b), the Company is not a party to or bound by any collective bargaining agreement, union Contract or similar agreement.

          (c)      Except as set forth on Schedule 6.15(c), the Company is not, and has not ever been, a federal or state contractor obligated to have an affirmative action plan.

          (d)      The Company has not taken any action that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the federal Worker Adjustment and Retraining Notification Act (WARN) or otherwise trigger notice requirements or liability under any federal, local, state, or foreign plant closing notice or group termination Law.

          6.16      Employee Benefits.

          (a)      Schedule 6.16(a) contains a true, correct and complete list of Employee Benefit Plans (collectively, the “Employee Plans”): (i) that cover any employees, contract employees or former employees of the Company or any spouses, family members, dependents or beneficiaries thereof (a) that are maintained, sponsored or contributed to by the Company or (b) with respect to which the Company is obligated to contribute or has any actual or potential Liability at any time during the six-year period ending on the Closing Date; or (ii) with respect to which the Company has any actual or potential Liability or obligation on account of the maintenance or sponsorship thereof or contribution thereto by any present or former ERISA Affiliate of the Company. Any special tax status enjoyed by an Employee Plan is noted on Schedule 6.16(a).

          (b)      Except as set forth on Schedule 6.16(b), with respect to each Employee Plan:

          (i)      all required, declared or discretionary (in accordance with historical practices), payments, premiums, contributions, reimbursements or accruals for all periods ending prior to, or as of, the date hereof have been properly paid or properly accrued on the Latest Balance Sheet or, with respect to accruals properly made after the Balance Sheet Date, on the books and records of the Company and all amounts withheld from employees have been properly deposited into the appropriate trust or account;

          (ii)      there is no unfunded actual or potential Liability relating to such Employee Plan which is not reflected on the Latest Balance Sheet or, with respect to accruals properly made after the Latest Balance Sheet Date, on the books and records of the Company;

          (iii)      no Proceedings (other than routine claims for benefits) are pending or to the Knowledge of Seller, threatened against or relating to any Employee Plan or any fiduciary thereof, and to the Knowledge of Seller, there is no basis for any such Proceeding against any Employee Plan;

          (iv)      no Employee Plan obligates the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits;

          (v)      neither the Company nor any of its ERISA Affiliates is or has ever maintained or been obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (as defined in Section 413 of the Code, whether or not subject to the Code) or a “defined benefit pension plan” (as defined in Section 3(35) of ERISA) and no event or fact exists which could give rise to any Liability to the Company or any of its ERISA Affiliates under Title IV or Section 412 of the Code;

          (vi)      each Employee Plan has been established and operated for the exclusive benefit of the participants and beneficiaries of such Employee Plan; and

          (vii)      the Company has not made or agreed to make, and is not are required to make (in order to bring any Employee Plan into compliance with ERISA, the Code or any applicable Law), any changes in benefits that would materially increase the costs of maintaining any Employee Plan.

          (c)      Except as set forth on Schedule 6.16(c), with respect to each Employee Plan:

          (i)      such Employee Plan has been established, maintained, operated and administered in accordance with its terms and in material compliance with ERISA, the Code and other applicable Laws (including with respect to reporting and disclosure);

          (ii)      neither the Company nor any of its ERISA Affiliates nor any other “disqualified person” or “party in interest” (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to such Employee Plan, has breached the fiduciary rules of ERISA or engaged in a prohibited transaction that could subject any of the foregoing parties to any material Tax or penalty imposed under Section 4975 of the Code of Section 502(i), (j) or (1) of ERISA;

          (iii)      any Employee Plan that is intended to be “qualified”, within the meaning of Section 401(a) of the Code meets all requirements for qualification under Section 401(a) of the Code and the regulations thereunder. With respect to each such qualified Employee Plan, the IRS has issued either (i) a favorable determination or (ii) a favorable opinion letter if such Employee Plan is a prototype plan; and, to the Knowledge of the Seller, no matter exists which would adversely affect the qualified status of such Employee Plan and any related trust;

          (iv)      each Employee Plan that is subject to the requirements of the Consolidated Omnibus Budget Reconciliation of 1985 (“COBRA”) and the Health Insurance Portability and Accountability Act of 1996, as amended, and any rules or regulations promulgated thereunder (“HIPAA”) has been maintained in substantial compliance with COBRA and HIPAA, including all notice requirements, and no Tax payable on account of Section 4980B or any other Section of the Code has been or is expected to be incurred;

          (v)      each Employee Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements and each program of benefits for which employee contributions are provided pursuant to elections made under such Employee Plan meets the requirements of the Code applicable thereto;

          (vi)      there has not been any act or omission by the Company, or any of its ERISA Affiliates that has given rise to or could give rise to any material fines, penalties or related charges under ERISA or the Code for which the Company, or any of its ERISA Affiliates could be liable;

          (vii)      no Employee Plan holds employer securities;

          (viii)      if the Company or any of its ERISA Affiliates were to partially or completely withdraw from any Employee Plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), neither the Company nor any of its ERISA Affiliates would be assessed or required to pay any withdrawal liability upon such withdrawal (based on calculations as of the close of the most recent plan year for such multiemployer plan);

          (ix)      neither the Company nor any of its ERISA Affiliates has within the past six years had a complete or partial withdrawal from any multiemployer plan (as defined in Section 4001(a)(3) of ERISA);

          (x)      No insurance policy or any other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims;

          (xi)      There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto, and neither the Company nor any of its agents has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto;

          (xii)      The Company has the right under the terms of each Employee Plan and under applicable benefit Law to amend, revise, merge or terminate such plan (or its participation in such plan) exclusively by action of the Company, and no additional contributions would be required to properly effect such termination;

          (xiii)      The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (1) entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company to severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual; and

          (xiv)      The Company has no duty or obligation to indemnify or hold another Person harmless for any liability attributable to any acts or omissions by such Person with respect to any Employee Plan or ERISA Affiliate plan.

          (xv)      Notwithstanding anything to the contrary in this Agreement, neither this Section nor any provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to , any Employee Plan.

          (d)      The Company has provided the Purchaser with true, correct and complete copies of: (i) all documents and any amendments thereto (or in the event the Employee Plan is not written, a written description thereof) pursuant to which each Employee Plan is maintained and administered (including the summary plan description for each Employee Plan for which a summary plan description is required, and each trust agreement and insurance or group annuity contract relating to any Employee Plan); (ii) the three (3) most recent annual reports (Form 5500 and attachments) and financial statements therefore, if any; (iii) all governmental rulings, determinations and opinions (and pending requests therefor); (iv) if such Employee Plan is a defined benefit pension plan, the most recent actuarial valuation for such Employee Plan; (v) the most recent determination letter received from the IRS with respect to each Employee Plan intended to qualify under Section 401(a) of the Code, if any; (vi) nondiscrimination and coverage tests for the most plan year and other documentation with respect to any Employee Plan (whether current or not) as it reasonably requested by the Purchaser; and (vii) if such Employee Plan provides post-employment or post-retirement health and life insurance, accident or other “welfare-type” benefits, the most recent valuation of the present and future obligations under such Employee Plan. The foregoing documents accurately reflect all of the terms of such Employee Plans (including, without limitation, any agreement or provision that would limit the ability of the Company or the Surviving Corporation to make any prospective amendments or to terminate any Employee Plan).

          6.17      Environmental Matters.

          To the Knowledge of Seller:

          (a)      With respect to those matters or conditions related to or arising from the Company’s acts or omissions, neither the Company, the Real Property nor any of the Company’s past owned, leased or operated property or operations are subject to, or the subject of, any Proceeding, Order, settlement, or other Contract arising under Environmental Laws, nor has any investigation been commenced or is any Proceeding threatened against the Company under Environmental Laws alleging any failure to comply with any Environmental Laws.

          (b)      Except as set forth on Schedule 6.17(b), the Company has complied and is in compliance with all applicable Environmental Laws and all Permits, approvals, identification numbers, licenses, registrations and other authorizations issued pursuant to any applicable Environmental Laws. All past non-compliance with applicable Environmental Laws has been resolved without any pending, ongoing or future obligation, cost or liability.

          (c)      Except as set forth on Schedule 6.17(c), neither the Company nor any Seller has received any written or oral notice, report, request or other information from any Governmental Entity that the Company has violated, or has any Liability under, applicable Environmental Laws, and the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material, or owned or operated the Subject Business, the Real Property or any other property or facility formerly owned, leased, used or occupied in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to applicable Environmental Laws.

          (d)      The Company has provided the Purchasers with true, correct and complete copies of all reports, assessments, evaluations, inspections and studies performed by or on behalf of, or otherwise within the possession or control of, the Company with respect to past or present environmental conditions or compliance with applicable Environmental Laws relating to the Company’s ownership, leasing or operation of the Subject Business or any Real Property or any

other property. Schedule 6.17(d) sets forth a complete list of environmental reports, assessments, evaluations, inspections or studies with respect to such properties of which the Company is aware, but which were not performed by or on behalf of the Company or within the Company’s control.

          (e)      Except as set forth on Schedule 6.17(e), the Company has not by Contract, consent order, other agreement, or operation of Law assumed (i) any Liabilities of any other Person arising under applicable Environmental Laws or (ii) responsibility for, either directly or indirectly, the remediation of any condition arising from or relating to the release or threatened release of Hazardous Materials.

          6.18      Brokers.

          None of the Seller, the Company or any of its officers, directors or employees (or any Affiliate of the foregoing) has employed any broker or finder. None of the Seller, the Company or any of its directors or employees (or any Affiliate of the foregoing) has incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

          6.19      Related Transactions.

          (a)      Except as set forth on Schedule 6.19(a), and except for compensation paid or payable by the Company to bona-fide employees of the Company in the ordinary course of business and consistent with past practice, no, employee or current or former stockholder of the Company is now, or has been during the last five (5) years: (i) a party to any transaction or Contract with the Company or any of its employees or Affiliates with a value in excess of twenty five thousand dollars ($25,000.00) or which could reasonably be anticipated to have a Material Adverse Effect on the Company, or (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of the Company (other than non-affiliated holdings in publicly-held companies). Except as set forth on Schedule 6.19(a), the Company is not a guarantor or otherwise directly or indirectly liable for any actual or potential Liability of its Affiliates with a value in excess of twenty five thousand dollars ($25,000.00) or which could reasonably be anticipated to have a Material Adverse Effect on the Company.

          (b)      The Company does not (i) own or operate any vehicles, boats, aircrafts, apartments or other residential or recreational properties or facilities for executive, administrative or sales purposes or (ii) own or pay for any social club memberships, whether or not for the benefit of the Company and/or its executives.

          6.20      Insurance.

          (a)      Schedule 6.20(a) contains a true, correct and complete list of all policies of liability, theft, fidelity, business interruption, life, fire, product liability, workers compensation, health and other material forms of insurance held by the Company for the benefit of the Company since the formation of the Company (specifying the insurer, amount of coverage, type of insurance, policy number, scope (including an indication of whether the coverage was on a claims made, occurrence or some other basis, and, if on a claims made basis, a description of any retroactive premium adjustments) and any material pending claims thereunder).

          (b)      Schedule 6.20(b) contains a true, correct and complete list of all policies of liability, theft, fidelity, business interruption, life, fire, product liability, workers compensation, health and other material forms of insurance required to be held by the Company pursuant to any Contract with a customer, vendor or supplier.

          6.21      Certain Payments.

          (a)      None of the Company, any Seller, any officer, any director, or, to the Knowledge of the Seller, any employee, agent or other Person acting on behalf of the Company or any such Person has, directly or indirectly, given or agreed to give any money, gift, contribution, bribe, rebate, payoff, influence payment, kickback or similar benefit, (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Entity or other Person who was, is, or may be in a position to help or hinder the Subject Business or the Company (or assist in connection with any actual or proposed transaction) that: (a) could subject the Company to any damage or penalty in any Proceeding; (b) if not given in the past, would have resulted in a Material Adverse Effect in respect of the Company; or (c) if not continued in the future, could reasonably be expected to result in a Material Adverse Effect in respect of the Company or the Surviving Corporation. There is not now, and there has never been, any employment by the Company of, or beneficial ownership in the Company by, any official of any Governmental Entity in any jurisdiction in which the Company has conducted or proposes to conduct business.

          (b)      No Seller nor any of their respective Affiliates (other than the Company) has made any direct or indirect payment to any employee, officer, director, consultant, advisor, agent or representative of the Company in connection with the Subject Business.

          6.22      Accounts and Notes Payable.

          Except as set forth on Schedule 6.22, all accounts payable and notes payable by the Company to third parties arose in the ordinary course of business and, except as set forth on Schedule 6.22, there is no such account payable or note payable delinquent in its payment for longer than thirty (30) days, except those contested in good faith and disclosed on Schedule 6.22.

          6.23      Accounts and Notes Receivable.

          Except as set forth on Schedule 6.23, all of the accounts receivable and notes receivable owing to the Company constitute valid, binding and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof. Except as set forth on Schedule 6.23, there is: (i) no account debtor or note debtor delinquent in its payment by more than thirty (30) days; (ii) no account debtor or note debtor that has refused or, threatened to refuse to pay its obligations to the Company for any reason; (iii) no account debtor or note debtor that is insolvent or bankrupt; and (iv) no account receivable or note receivable has been pledged to any third party by the Company.

     6.24      Principal Customers and Suppliers.

          (a)      Schedule 6.24(a) contains a true and complete list of the name and address of the top ten (10) customers of the Company based on gross revenue on the Latest Balance Sheet, and since the Latest Balance Sheet Date no customer has terminated its relationship with or adversely curtailed its relationship with the Company or indicated (for any reason) its intention to so terminate or curtail its relationship.

          (b)      Schedule 6.24(b) contains a true and complete list of the name and address of the top ten (10) suppliers of the Company based on expenses reflected on the Latest Balance Sheet, and since the Latest Balance Sheet Date no supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to the Company or indicated (for any reason) its intention to so terminate its relationship or curtail its accommodations, sales or services.

          6.25      Disclosure.

          No representation or warranty of the Company contained in this Agreement or in any Related Document, and no statement contained in any document, certificate or Schedule furnished or to be furnished by or on behalf of the Company or any Seller to Purchasers or any of their Representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

          The Purchasers hereby jointly and severally represent and warrant to the Seller as set forth below. For purposes of this Article VII, the term “Purchaser” shall include any Subsidiary of any Purchaser.

          7.1      Organization; Good Standing; Qualification and Power.

          Each of the Purchasers has been duly organized, is validly existing and in good standing under the Laws of the state of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary and the failure to be so qualified or in good standing would not have a Material Adverse Effect on such Purchaser.

          7.2      Authority; Noncontravention; Consents.

          (a)      Each Purchaser has all the requisite corporate power and authority to enter into this Agreement, each Related Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement, each Related Document to which it is a party and all related transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of such Purchaser, and this Agreement and each Related Document to which it is a party has been duly and validly executed and delivered by such Purchaser and this Agreement and each Related Document to which it is a party is the valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

          (b)      Except as set forth on Schedule 7.2(b), neither the execution, delivery and performance of this Agreement and the Related Documents to which such Purchaser is a party nor the consummation by such Purchaser of the Merger or any of the other transactions contemplated hereby or thereby nor compliance by such Purchaser with any provision hereof will (i) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any Encumbrance upon any asset of such Purchaser under any term, condition or provision of such Purchaser’s Fundamental Documents, any Contract to which such Purchaser is a party or by which any of its respective properties or, assets are bound, or (ii) violate any Laws applicable to such Purchaser or any of its material properties, in the case of (i) and (ii) except to the extent that such conflict or violation would prohibit such Purchaser from consummating the transactions contemplated hereby.

          (c)      Except as set forth on Schedule 7.2(c), no consent, approval, Order or authorization of, registration, declaration or filing with, or notification to any Governmental Entity or any other third party is required in connection with the execution, delivery and performance by the Purchasers of this Agreement or the Related Documents to which such Purchaser is a party or the consummation of the Merger or any of the other transactions contemplated hereby or thereby.

          7.3      Brokers.

          Except as set forth on Schedule 7.3, neither the Purchasers nor any of their officers, directors or employees (or any Affiliate of any of the foregoing) have employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

          7.4      Investment.

          Holdings is acquiring the Units for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same. Except as contemplated by this Agreement, the Purchasers have no present or contemplated agreement, undertaking, arrangement, obligation or commitment providing for the disposition thereof. The Purchasers are “accredited investors” within the meaning of Rule 501 under the Securities Act.

          7.5      Capitalization.

          (a)      As of the date of the Closing Date, the authorized capital stock of Holdings will consist of 200,000,000 shares of common stock, par value $.001 per share, of which 45,600,000 shares will be issued and outstanding. Other than such shares and except as set forth on Schedule 7.5(c), there are no other Equity Interests of Holdings authorized, issued or outstanding. All of such shares are duly authorized, validly issued, fully paid and nonassessable. Upon consummation of the transactions contemplated by this Agreement, and assuming the sale of $20,000,000 of Holdings securities in connection with the Private Financing on the terms described in Section 8.3(c) hereof and further assuming the full conversion and exercise of all such securities sold in the Private Financing, there will not be more than 142,600,000 shares of common stock issued and outstanding.

          (b)      The authorized capital stock of Merger Co. consists of 1,000 shares of common stock, $0.01 par value per share, all of which are issued and outstanding. Other than such shares, there are no other Equity Interests of Merger Co. authorized, issued or outstanding. All of such shares are duly authorized, validly issued, fully paid and nonassessable.

          (c)      Except as contemplated by this Agreement or as set forth on Schedule 7.5(c), there are no Securities outstanding which are convertible into, exchangeable for, or carrying the right to acquire, Equity Interests of the Purchasers, or subscriptions, warrants, options, calls, puts, convertible securities, registration or other rights, arrangements or commitments obligating either of the Purchasers to issue, sell, register, purchase or redeem any of its Equity Interests or any ownership interest or rights therein. Except as specifically contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which the Purchasers are bound with respect to the voting of any Equity Interests of either of the Purchasers. Except as disclosed on Schedule 7.5(c), there are no stock appreciation rights, phantom stock rights or similar rights or arrangements outstanding with respect to either of the Purchasers, and no derivative instruments issued by the Purchasers exist, the underlying security of which is an Equity Interest of either of the Purchasers.

        (d)      Except as specifically contemplated by this Agreement, there are no Contracts, commitments, arrangements, understandings or restrictions to which the Purchasers are bound relating in any way to any Equity Interest of the Purchasers, including any rights of first refusal and any rights of first offer.

         (e)      All Securities issued by the Purchasers have been issued in transactions exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or “blue sky” laws, and the Purchasers have not violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the issuance of any such Securities.

          7.6      Litigation.

          (a)      Except as set forth on Schedule 7.6(a), there are no (i) Proceedings pending or, to the Knowledge of the Purchasers, threatened against the Purchasers, whether at law or in equity, or before or by any Governmental Entity, except Proceedings that could not reasonably be expected to have a Material Adverse Effect or (ii) Orders of any Governmental Entity or arbitrator against the Purchasers or any of their respective properties or assets.

          (b)      Schedule 7.6(b) lists each Proceeding that (i) resulted in any criminal sanctions or (ii) within the last three (3) years, resulted in payments in excess of $25,000, in each case by or against the Purchasers or any of their current respective officers or directors in their capacity as officers or directors (whether as a result of a judgment, civil fine, settlement or otherwise) or to the Knowledge of Purchasers, their respective past officers or directors in their capacity as officers or directors (whether as a result of a judgment, civil fine, settlement or otherwise) all of whom are set forth on Schedule 7.6(b).

          7.7      Solvency.

          Immediately after giving effect to the Merger and the other transactions contemplated hereby and the incurrence of any indebtedness therewith, the assets of the Surviving Corporation will exceed its liabilities. In connection with the consummation of the Merger and the other transactions contemplated hereby and the incurrence of any indebtedness in connection therewith, the Company does not plan to incur debts that would be beyond the Company’s ability to pay as they mature.

          7.8      Offering Exemption.

          Assuming the accuracy of the representation and warranties of the Seller in Section 5.7, the Holdings Common Stock to be issued by Holdings to the Seller pursuant to this Agreement has been issued (i) pursuant to valid exemptions from registration under the Securities Act and all applicable state securities or “blue sky” laws and (ii) without violating any anti-fraud provisions of the Securities Act or any state securities laws.

          7.9      Business of Merger Co.

          Prior to the date hereof, Merger Co. (i) has not conducted any material business other than the Merger and activities related and incident thereto, (ii) has no, nor has ever had any, employees; and (iii) does not have any Liabilities except for (x) obligations and Liabilities imposed by Law, and (y) obligations incurred in connection with the Merger and activities related and incident thereto.

          7.10      SEC Documents; Financial Statements.

          (a)      Holdings has filed all reports required to be filed by it under the Securities Act and the Exchange Act (all of the foregoing filed at least ten (10) days prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension. Holdings has delivered to the Seller true, correct and complete copies of SEC Documents not available on the EDGAR system dated after May 17, 2007. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)      As of their respective dates, the Financial Statements incorporated into the SEC Documents (the “Holdings Financial Statements”) and the related notes complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Holdings Financial Statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Holdings Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Reports on Form 10-QSB) and fairly present in all material respects the consolidated financial position of Holdings as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (c)      Holdings has not received from the Securities Exchange Commission (the “Commission”) any written comments, questions or requests for modification of disclosure in respect of any reports filed with the Commission pursuant to the Exchange Act, except for comments, questions or requests (i) that have been satisfied by the provision of supplemental information to the staff of the Commission, or (ii) in respect of which Holdings has agreed with the staff of the Commission to make a prospective change in future reports filed by it with the Commission pursuant to the Exchange Act, of which agreement the Seller and their counsel have been made aware.

          7.11      Subsidiaries; Investments.

          Other than as set forth on Schedule 7.11, the Purchasers have no Subsidiaries. Neither Purchasers own, directly or indirectly, any Equity Interest in any Person, except for the entities set forth on Schedule 7.11.

          7.12      Absence of Undisclosed Liabilities.

          Purchasers have no Liabilities, except for: (a) the Liabilities set forth on Schedule 7.12; (b) Liabilities reflected in the Liabilities Section of Holdings’ Balance Sheet dated January 31, 2007 and included in the Holdings Financial Statements (“Holdings Latest Balance Sheet” and the date of Holdings Latest Balance Sheet, the “Holdings Latest Balance Sheet Date”); and (c) Liabilities that have arisen since Holdings Latest Balance Sheet Date in the ordinary course of business (none of which are material (individually or in the aggregate) or relate to breach of Contract, breach of warranty, tort, infringement, violation of Law, Order or Permit, or any Proceeding (including any Liability under any Environmental Laws)).

          7.13      Absence of Changes.

          Since Holdings’ Latest Balance Sheet Date, there has not been any Material Adverse Effect with respect to any Purchaser and no event has occurred and no circumstance or condition exists which has had or could reasonably be expected to have a Material Adverse Effect on any Purchaser. Since Holdings’ Latest Balance Sheet Date, except as set forth on Schedule 7.13,

Holdings has been operated in the ordinary course, consistent with past practice. Without limiting the foregoing, except as set forth on Schedule 7.13, since the Holdings’ Latest Balance Sheet Date:

          (a)      No Purchaser has declared, set aside or paid any dividends on or made any other Distribution in respect of any of its Equity Interests, or made any payment or transfer consideration of any kind to any Affiliate, other than: (i) payments or transfers in satisfaction of amounts reflected on Holdings’ Latest Balance Sheet, (ii) salary and ordinary course expense reimbursement, or (iii) costs or expenses incurred and repaid subsequent to the Holdings’ Latest Balance Sheet Date;

          (b)      No Purchaser has split, combined or reclassified any of its Equity Interests or issued or authorized or proposed the issuance or authorization of any Securities in respect of, in lieu of, or in substitution for Equity Interests or repurchased, redeemed or otherwise acquired any of its Equity Interests;

          (c)      No Purchaser has issued, delivered, pledged, encumbered or sold, or authorized or proposed the issuance, delivery, pledge, Encumbrance or sale of, any of its Equity Interests or proposed any change in its equity capitalization;

          (d)      No Purchaser has sold, transferred, licensed, pledged, mortgaged or otherwise disposed of tangible or intangible assets (other than inventory in the ordinary course of business) with an aggregate fair market value of greater than $25,000;

          (e)      No Purchaser has amended its Fundamental Documents;

          (f)      Other than as contemplated under this Agreement and the Related Documents, no Purchaser has acquired or agreed to acquire by merging or consolidating with, or by purchasing any material portion of the Equity Interests or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (g)      no party (including a Purchaser) has accelerated, terminated, modified or canceled or waived any material right under any Contract (or series of related Contracts) involving more than $25,000 to which a Purchaser is a party or by which it is bound and to the Knowledge of the Purchasers no other party intends to take any such action, and no modification in excess of $25,000 has been made to any such Contract;

          (h)      No Purchaser has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $25,000 individually or $50,000 in the aggregate;

          (i)      there has not been any labor strike, material dispute or grievance, picketing activity, slowdown or stoppage actually pending or, to the Knowledge of any Purchaser, threatened against, involving or affecting a Purchaser, and no event has occurred that could reasonably be expected to give rise to any such strike, dispute, grievance, slowdown, picketing or stoppage and there has not been any union organizing campaigns;

          (j)      there has not been any write-down or write-up of the value of any asset of a

Purchaser other than in the ordinary course of business, or any write-off of any accounts receivable or notes receivable of a Purchaser;

          (k)      there has not been any change in the Tax or accounting methods or principles used by any Purchaser or any change in depreciation or amortization policies or rates theretofore adopted;

          (l)      there has not been any material change in the time or manner in which a Purchaser extends discounts or credit to customers, collects receivables from customers, or otherwise deals with customers;

          (m)      there has not been any material change in the time or manner in which a Purchaser pays its payables to suppliers and vendors, or otherwise deals with suppliers and vendors;

          (n)      there has not been any material change in the business policies in which a Purchaser calculates or determines its Working Capital;

          (o)      Each Purchaser has continued to invest in capital expenditures in accordance with its annual budget and past practices;

         (p)      No Purchaser has altered its credit policies or practices or its payment policies or practices;

         (q)      there has not been any material change in any distribution platform where a Purchaser conducts business with any of its customers; and

        (r)      there has been no Contract, understanding or authorization for the any Purchaser to take any of the actions specified in this Section 7.13.

          7.14      Tax Matters.

         (a)      Each Purchaser has (i) timely filed all Tax Returns required to be filed by it through the date hereof and as of the Closing Date with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed (taking into account extensions to which it was entitled), and such Tax Returns were (and will be) true, correct and complete in all material respects; and (ii) timely paid or caused to be paid all Taxes required by it to be paid through the date hereof and as of the Closing Date.

          (b)      The Purchasers have complied in all respects with all applicable Laws relating to the collection, withholding and paying over of Taxes (such as (i) sales or use Taxes or (ii) payroll Taxes or other Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or any other third party).

          (c)      None of the Purchasers have been members of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Holdings). None of the Purchasers have any Liability for the Taxes of any Person (other than such

Purchaser) under Treasury Reg. §1.1502 -6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (d)      No claim has ever been made by any Tax authority in a jurisdiction in which any of the Purchasers do not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and no basis exists for any such claim to be made.

          (e)      No Purchaser has entered into, or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011 -4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011 -4(b).

          7.15      Title to Assets.

          Purchasers have good, valid and marketable title to the assets, properties and interests in properties, real, personal or mixed, reflected on the Latest Balance Sheet or acquired after the Holdings Latest Balance Sheet Date (except inventory or other property sold or otherwise disposed of since the Holdings Latest Balance Sheet Date in the ordinary course of business and accounts receivable and notes receivable paid in full subsequent to the Holdings Latest Balance Sheet Date), free and clear of all Encumbrances, of any kind or character, except for those Encumbrances set forth in Schedule 7.15 and Permitted Encumbrances. Except as set forth on Schedule 7.15, the fixed assets of the Purchasers are in good operating condition and repair (ordinary wear and tear excepted). The assets, properties and interests in properties of the Purchasers to be owned, leased or licensed by the Surviving Corporation after the Closing shall include all assets, properties and interests in properties (real, personal and mixed, tangible and intangible) and all Contracts necessary to enable it to carry on the Purchasers’ Business as presently conducted and proposed to be conducted.

          7.16      Real Property.

          (a)      Purchasers do not own, and have not at any time owned, any real property. Schedule 7.16(a) contains a true, correct and complete list and brief description of all of real property in which any Purchaser has a leasehold interest held under leases, subleases, licenses and/or other types of occupancy agreements (the “Purchaser Real Property Leases”), including any requirement of consent of the lessor to consummate the Merger or any of the other transactions contemplated hereby or for the Surviving Corporation to continue after the Closing to lease the applicable property on the same terms and conditions as in effect immediately prior to the Closing. The real property in respect of which any Purchaser has any Real Property Leases (the “Purchaser Real Property”) constitutes all real properties used or occupied by the Purchasers in connection with the Purchasers’ Business, or that will be required by the Surviving Corporation or the Purchasers’ Business.

          (b)      With respect to the Purchaser Real Property, except as set forth on Schedule 7.16(b):

          (i)      no portion thereof is subject to any pending condemnation or eminent domain Proceeding or other Proceeding by any public or quasi-public authority and to the Knowledge of the Purchaser there is no threatened condemnation or eminent domain

Proceeding or other Proceeding with respect thereto;

          (ii)      a Purchaser is the owner and holder of all of the leasehold estates purported to be granted by the Purchaser Real Property Leases and each Purchaser Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the Purchaser and of the other parties thereto;

          (iii)      there are no Contracts, written or oral, to which a Purchaser is a party, granting to any other party the right of use or occupancy of any portion of the Purchaser Real Property; and

          (iv)      there are no parties (other than a Purchaser or its lessees disclosed pursuant to paragraph (iii) above) in possession of any portion of the Purchaser Real Property.

          7.17      Intellectual Property.

          (a)      Schedule 7.17(a) contains a complete list of all of Purchasers’ Intellectual Property rights that relate to, are used by, or are held for use by, Purchasers in connection with the conduct of Purchasers’ Business (the “Purchaser Intellectual Property Assets”), including without limitation: (i) all patented or registered or unregistered Intellectual Property owned by Purchasers and used in connection with Purchasers’ Business; (ii) all pending patent applications and applications for registrations of other Intellectual Property filed by or on behalf of Purchasers and used in connection with Purchasers’ Business; (iii) all registered or unregistered trade names, trademarks, corporate names, domain names, trademarks and service marks owned by Purchasers and used in connection with Purchasers’ Business; (iv) all registered or unregistered copyrights and computer software used in connection with Purchasers’ Business; (v) all trade secrets which are used in connection with Purchasers’ Business; and (vi) a clear identification of the relative ownership rights of Purchaser in the foregoing. Schedule 7.17(a) also contains a complete list of all licenses and other rights granted by Purchasers to any third party, and all licenses and other material rights granted by any third party to Purchasers, with respect to any Intellectual Property.

        (b)      Except as set forth on Schedule 7.17(b), Purchasers (i) own and possess all right, title and interest in and to (or have the right to use pursuant to a valid and enforceable license as indicated on Schedule 7.17(a)) all Intellectual Property described on Schedule 7.17(a) which is necessary for the operation of the Purchasers’ Business, and (ii) own or possess (or have the right to use pursuant to a valid and enforceable license as indicated on Schedule 7.17(a)) all Intellectual Property (whether or not set forth on Schedule 7.17(a)) which is material to the Purchasers’ Business and necessary for the Purchasers’ Business as presently conducted, including, without limitation, the right to market, sell, offer to sell, license and grant others the right to use, market, sell, or offer to sell, and license the Purchaser Intellectual Property Assets, without any conflict with, infringement or misappropriation of the Intellectual Property rights of others. Purchasers have taken all necessary or desirable actions to maintain and protect its interests and rights in all the Purchaser Intellectual Property Assets. Except as set forth on Schedule 7.17(b):

          (i)      there are no outstanding claims which have been made in writing, whether on paper or electronically, or, to Purchasers’ Knowledge, verbally, against Purchaser, or, to Purchaser’s Knowledge, against any customer of Purchaser, asserting the invalidity, misuse or unenforceability of any of the Purchaser Intellectual Property Assets or that the Purchaser Intellectual Property Assets in any manner infringe, violate or involve the misappropriation of the Intellectual Property or other proprietary rights of any other Person;

          (ii)      Purchasers have not received any outstanding written, verbal or electronic notice of any infringement or misappropriation by, or conflict with, any Person with respect to any of the Purchaser Intellectual Property Assets (including any demand or request that Purchaser license rights from any Person or cease licensing or servicing any of its products or services);

          (iii)      the conduct of the Purchasers’ Business, including, without limitation, the use, sale, offer to sell, license and use by customers of the Purchaser Intellectual Property Assets subject to Contracts, has not infringed, misappropriated, or violated, and does not infringe, misappropriate or violate, any Intellectual Property or other proprietary right of any other Person;

          (iv)      to Purchasers’ Knowledge, none of the Purchaser Intellectual Property Assets have been infringed, misappropriated or violated by any other Person; and

          (v)      Except with respect to licenses of commercial off-the-shelf software, and except pursuant to the licenses listed in Schedule 7.17(e), Purchaser is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Purchaser Intellectual Property Assets or other third party, with respect to the use thereof or in connection with the conduct of the Purchasers’ Business as currently conducted or proposed to be conducted.

          (c)      Each of the licenses with respect to Purchaser Intellectual Property Assets is in full force and effect and is the legal, valid and binding obligation of the licensor, enforceable against each of them in accordance with its terms. Purchasers are not in default under any such license, nor is any other party to any such license in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any such license has exercised any termination rights with respect thereto. If any such license purports to grant the applicable Purchaser exclusive rights in or to any Intellectual Property Asset, such license does, in fact, grant such rights to the exclusion of any other Person.

          (d)      Purchasers have sufficient title and ownership of or licenses to or otherwise possess all necessary rights to use and to grant others the right to use all of the Purchaser Intellectual Property Assets, including, without limitation, to market, sell, license, and grant others the right to use, market, sell and license the Purchaser Intellectual Property Assets, without any conflict with, infringement or misappropriation of any Intellectual Property of others.

          (e)      Except as set forth on Schedule 7.17(e), there are no royalties, fees or other payments payable by Purchasers to any person by reason of the ownership, use, sale, license or other disposition of any Intellectual Property.

          (f)      Purchasers are not, or will not be, as a result of the execution and delivery of this Agreement, or any Related Documents, or the closing of the Merger or other performance of the obligations under this Agreement, or any of the other Related Documents, in breach of any license, sublicense or other agreement relating to the Purchaser Intellectual Property Assets or of any third party Intellectual Property.

          (g)      Purchasers have not been served with process, and, to Purchasers’ Knowledge, is not aware that any Person is intending to serve process on Purchasers or any customer of Purchasers’, in any proceeding which involves a claim of infringement, violation or misappropriation of any Intellectual Property of any third party. Purchasers have not brought any proceeding for infringement, violation or misappropriation of any Intellectual Property or breach of any license or agreement involving any Purchaser Intellectual Property Assets against any third party.

        (h)      No former officer, employee or consultant of Purchaser or of any of its predecessors has, or could have, any right, title, interest or other claim in, to or under any of the Purchaser Intellectual Property Assets (except to the extent that all Purchaser Intellectual Property Assets are not registered or otherwise protected.

          (i)      Except as set forth on Schedule 7.17(i), there are no outstanding options, licenses or agreements of any kind relating to any of the Purchaser Intellectual Property Assets, nor are Purchasers bound by or a party to any options, licenses or agreements of any kind, including without limitation obligations to pay any royalties or other payments with respect to the Intellectual Property rights of any other Person.

          7.18      Contracts.

          (a)      Except as set forth on Schedule 7.18(a), no Purchaser is a party to any:

          (i)      Employment Agreements;

          (ii)      Contract relating to any Funded Indebtedness or to the mortgaging, pledging or otherwise placing an Encumbrance on any asset or group of assets of any Purchaser;

          (iii)      Contract with respect to the lending or investing of funds;

          (iv)      Contract with respect to any form of intangible property, including any Purchaser Intellectual Property Assets or Confidential Information;

        (v)      Contract or group of related Contracts with the same party for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $25,000;

          (vi)      Contract that restricts it from freely engaging in business (including the

Purchaser Subject Business) anywhere in the world;

          (vii)      distributorship, dealer, sales, advertising, agency, promotional services, retail promotional management, marketing platform, manufacturer’s representative or other similar Contracts;

          (viii)      Contract for the acquisition or disposition of a Person or a division of a Person made within the preceding six (6) years (whether or not such acquisition or disposition was consummated);

          (ix)      Contract or arrangement for the sale of any assets, properties or rights other than the sale of services or products in the ordinary course of business at historical profit margins;

          (x)      partnership agreement, limited liability company agreement or joint venture agreement or any agreement governing the ownership or disposal of any Equity Interests of any Person (including any Purchaser);

          (xi)      Contract for any settlement agreement in respect of a Proceeding;

          (xii)      Contract with a remaining term of greater than six (6) months;

          (xiii)      lease (other than any Purchaser Real Property Lease) that requires annual aggregate payments in excess of $25,000;

          (xiv)      other Contracts not covered by the foregoing, (A) that is not terminable by any Purchaser without penalty upon advance notice of thirty (30) days or less and involves aggregate consideration in excess of $25,000 or (B) that involves aggregate consideration in excess of $50,000;

          (xv)      Contracts for any charitable or political contributions; or

          (xvi)      other Contract which could reasonably be determined to be material to the Purchasers’ Business.

          (b)      Schedule 7.18(a) sets forth a true, correct and complete list of all amendments, modification and supplements to, or waivers under the items listed thereon. All items listed on Schedule 7.18(a) are in full force and effect, constitute legal, valid and binding obligations of the respective parties thereto, and are enforceable in accordance with their respective terms. The relevant Purchaser has performed all of the obligations required to be performed by it to date, and there exists no default, or any event, including without limitation, the execution and delivery of this Agreement, or the consummation of the Merger or any other transaction contemplated hereby, which upon the giving of notice or the passage of time, or both, would give rise to a claim of a default in the performance by the applicable Purchaser or any other party to any of the foregoing of their respective obligations thereunder. The Company has furnished to Purchasers true, correct and complete copies of all items listed in Schedule 7.18(a) or any other Schedule and complete descriptions of all material terms of any oral Contracts described therein.

          (c)      To the Knowledge of the Purchasers, except as set forth in Schedule 7.18(c), no other party to any Contract required to be listed in Schedule 7.18(a) intends to cancel or terminate any such Contract or decrease, limit or otherwise modify the goods or services purchased from a Purchaser under any such Contract.

          7.19      Reserved.

          7.20      Compliance; Governmental Authorizations.

          (a)      Each Purchaser and the Purchasers’ Business have been and are in compliance with all Laws, Orders or Permits applicable to its assets, properties, businesses and operations. Except as set forth on Schedule 7.20(a), no investigation or review by any Governmental Entity with respect to any Purchaser is pending or, to the Knowledge of the Purchasers, threatened, nor has any Governmental Entity notified any Purchaser of its intention to conduct the same, nor does there exist any basis therefor.

          (b)      Each Purchaser has all Permits necessary or advisable for its operations and the conduct of the Purchasers’ Business, such Permits are in full force and effect, no violations are or have been recorded in respect of any thereof and no Proceeding is pending or, to the Knowledge of the Purchasers, threatened to revoke or limit any thereof. Each Purchaser has taken all necessary action to maintain each Permit. Schedule 7.20(b) contains a true, correct and complete list of all Permits under which such Purchaser is operating or by which it or any of its assets or properties is bound, and each Purchaser has furnished to Seller true, correct and complete copies thereof. To the Knowledge of the Purchaser there is no proposed change in any applicable Law which would require any Purchaser or the Surviving Corporation to obtain any Permits not set forth on Schedule 7.20(b) in order to conduct the Purchasers’ Business as presently conducted or proposed to be conducted. None of the Permits set forth on Schedule 7.20(b) shall be adversely affected as a result of the Purchasers execution and delivery of, or the performance of its obligations under, this Agreement, any Related Document or the consummation of the Merger or any of the other transactions contemplated hereby or thereby. The Purchasers have delivered to the Sellers a true and correct copy of each Permit.

          (c)      No Governmental Entity regulating the services performed by a Purchaser in connection with the Purchasers’ Business has requested that any such services be modified in any way. There is no Law, which would prohibit or restrict any Purchaser from, or otherwise materially adversely, affect the any Purchaser in, conducting the Purchasers’ Business as it is now conducted or is proposed to be conducted in any jurisdiction in which it is now conducting or proposes to conduct business.

          7.21      Employees; Labor Relations.

          (a)      Schedule 7.21(a) contains a true and complete list of (i) all of the officers of each Purchaser, specifying their position, annual rate of compensation, date of hire, work location and the allocation of amounts paid and other benefits provided to each of them, respectively, and any other information reasonably requested by the Seller and (ii) all of the employees (whether full-time, part-time or otherwise), consultants and independent contractors of each Purchaser as of the date hereof, specifying their position, annual salary, date of hire, work location, terms of compensation and the allocation of amounts paid and other benefits provided to each of them, respectively, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written Employment Agreement or any other written term sheet or other document describing the terms or conditions of employment of such employee or of the rendering of services by such independent contractor and any other information reasonably requested by the Seller. Except as set forth on Schedule 7.21(a), no Purchaser is a party to or bound by any Employment Agreement (whether written or oral). The Purchasers have provided to the Seller true, correct and complete copies of each such Employment Agreement. No Purchaser has received a claim from any Governmental Entity to the effect that such Purchaser has improperly classified as an independent contractor any person named on Schedule 7.21(a). Except as set forth on Schedule 7.21(a), no Purchaser has made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the Merger or any of the other transactions contemplated hereby or otherwise. To the extent any employee is on a leave of absence, Schedule 7.21(a) indicates the names of the employee, the nature of such leave of absence and such employee’s anticipated date of return to active employment. Schedule 7.21(a) also indicates the information described in the previous sentence for employees who have requested a leave of absence or who at the Closing Date are expected to be on a leave of absence. Schedule 7.21(a) also sets forth the name of employee who is eligible to request FMLA leave as of the Closing Date and the amount of FMLA leave utilized by each such employee during the current leave year, each employee who will be on FMLA leave at the Closing Date and his or her job title and description, salary and benefits, each employee who has requested FMLA leave to begin after the Closing Date, a description of the leave requested and a copy of all notices provided to such employees regarding that leave. To the Knowledge of the Purchasers, none of the employees listed on Schedule 7.21(a) has any plans or intends to terminate his or their employment or engagement and except as set forth on Schedule 7.21(a) no former officer, director or key employee has left the service of a Purchaser within the last six (6) months.

               (b)      Except as set forth on Schedule 7.21(b), (i) no Purchaser is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees; (ii) upon termination of the employment of any such employees, none of the Company, the Surviving Corporation or the Purchasers will by reason of any action taken or not taken prior to the Closing be liable to any of such employees for severance pay or any other payments; (iii) the Purchasers are in compliance with all Laws respecting labor, employment and employment practices, terms and conditions of employment and wages and hours, including without limitation, equal employment opportunity, safety and health, workers’ compensation, disability, immigration, and collective bargaining; (iv) there is no unfair labor practice complaint actually pending or, to the Knowledge of the Purchasers, threatened against, involving or affecting any Purchaser before the National Labor Relations Board or any other Governmental Entity; (v) there is no labor strike, material dispute or grievance, picketing activity, slowdown or stoppage actually pending or, to the Knowledge of the Purchasers, threatened against, involving or affecting any Purchaser, and no event has occurred that could reasonably be expected to give rise to any such strike, dispute, grievance, slowdown, picketing or stoppage; (vi) no labor union, trade union, or similar organization currently represents the employees of a Purchaser and no labor union, trade union or similar organization, or any employees have taken any action with respect to organizing the employees of any Purchaser; (vii) there are no charges of employment discrimination pending before the U.S. Equal Employment Opportunity Commission or any other state or local agency authorized to receive and investigate changes of employment discrimination; and (viii) there are no charges or complaints pending before the U.S. Department of Labor or any division thereof, or before any similar state or local agency. Except as set forth on Schedule 7.21(b), no Purchaser is a party to or bound by any collective bargaining agreement, union Contract or similar agreement.

          (c)      The Purchasers are not, and have never been, a federal or state contractor obligated to have an affirmative action plan.

          (d)      No Purchaser has taken any action that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the federal Worker Adjustment and Retraining Notification Act (WARN) or otherwise trigger notice requirements or liability under any federal, local, state, or foreign plant closing notice or group termination Law.

          7.22      Employee Benefits.

          (a)      Schedule 7.22(a) contains a true, correct and complete list of Employee Benefit Plans (collectively, the “Purchaser Employee Plans”) (i) that cover any employees, contract employees or former employees of the Purchasers or any spouses, family members, dependents or beneficiaries thereof (a) that are maintained, sponsored or contributed to by a Purchaser or (b) with respect to which any Purchaser is obligated to contribute or has any actual or potential Liability at any time during the six-year period ending on the Closing Date, or (ii) with respect to which any Purchaser has any actual or potential Liability or obligation on account of the maintenance or sponsorship thereof or contribution thereto by any present or former ERISA Affiliate of any Purchaser. Any special tax status enjoyed by an Employee Plan is noted on Schedule 7.22(a).

          (b)      Except as set forth on Schedule 7.22(a), with respect to each Purchaser Employee Plan:

          (i)      all required, declared or discretionary (in accordance with historical practices), payments, premiums, contributions, reimbursements or accruals for all periods ending prior to, or as of, the date hereof have been properly paid or properly accrued on the Holdings Latest Balance Sheet or, with respect to accruals properly made after the Holdings Latest Balance Sheet Date, on the books and records of any Purchaser and all amounts withheld from employees have been timely deposited into the appropriate trust or account;

          (ii)      there is no unfunded actual or potential Liability relating to such Employee Plan which is not reflected on the Holdings Latest Balance Sheet or, with respect to accruals properly made after the Holdings Latest Balance Sheet Date, on the books and records of any Purchaser;

          (iii)      no Proceedings (other than routine claims for benefits) are pending or to the Knowledge of the Purchaser threatened against or relating to any Employee Plan or any fiduciary thereof, and to the Knowledge of the Purchaser there is no basis for any such Proceeding against any Employee Plan;

          (iv)      except as may be required under Laws of general application, no Employee Plan obligates any Purchaser to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits;

          (v)      neither any Purchaser, nor any of their ERISA Affiliates is or has ever maintained or been obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (as defined in Section 413 of the Code, whether or not subject to the Code) or a “defined benefit pension plan” (as defined in Section 3(35) of ERISA) and no event or fact exists which could give rise to any Liability to any Purchaser Company or any of their ERISA Affiliates under Title IV or Section 412 of the Code;

          (vi)      each Purchaser Employee Plan has been established and operated for the exclusive benefit of the participants and beneficiaries of such Purchaser Employee Plan; and

          (vii)      no Purchaser has made or agreed to make, and is not are required to make (in order to bring any Employee Plan into compliance with ERISA, the Code or any applicable Law), any changes in benefits that would materially increase the costs of maintaining any Employee Plan.

          (c)      Except as set forth on Schedule 7.22(c), with respect to each Employee Plan:

          (i)      such Employee Plan has been established, maintained, operated and administered in accordance with its terms and in compliance with ERISA, the Code and other applicable Laws (including with respect to reporting and disclosure);

          (ii)      no Purchaser, nor any of their ERISA Affiliates nor any other “disqualified person” or “party in interest” (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to such Employee Plan, has breached the fiduciary rules of ERISA or engaged in a prohibited transaction that could subject any of the foregoing Persons to any material Tax or penalty imposed under Section 4975 of the Code of Section 502(i), (j) or (1) of ERISA;

          (iii)      any Purchaser Employee Plan that is intended to be “qualified”, within the meaning of Section 401(a) of the Code meets all requirements for qualification under Section 401(a) of the Code and the regulations thereunder. With respect to each such qualified Purchaser Employee Plan, the IRS has issued either (i) a favorable determination or (ii) a favorable opinion letter if such Purchaser Employee Plan is a prototype plan; and, to the Knowledge of the Purchasers, no matter exists which would adversely affect the qualified status of such Purchaser Employee Plan and any related trust;

          (iv)      each Purchaser Employee Plan that is subject to the requirements of COBRA and HIPAA has been maintained in substantial compliance with COBRA and HIPAA, including all notice requirements, and no Tax payable on account of

Section 4980B or any other Section of the Code has been or is expected to be incurred;

          (v)      each Purchaser Employee Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements and each program of benefits for which employee contributions are provided pursuant to elections made under such Employee Plan meets the requirements of the Code applicable thereto;

          (vi)      there has not been any act or omission by any Purchaser, or any of their ERISA Affiliates that has given rise to or could give rise to any fines, penalties or related charges under ERISA or the Code for which the Purchasers, or any of their ERISA Affiliates could be liable;

          (vii)      no Purchaser Employee Plan holds employer securities;

          (viii)      if the Purchasers or any of their ERISA Affiliates were to partially or completely withdraw from any Employee Plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), neither the Purchaser nor any of its ERISA Affiliates would be assessed or required to pay any withdrawal liability upon such withdrawal (based on calculations as of the close of the most recent plan year for such multiemployer plan);

          (ix)      neither the Purchaser nor any of their ERISA Affiliates has within the past six years had a complete or partial withdrawal from any multiemployer plan (as defined in Section 4001(a)(3) of ERISA);

          (x)      No insurance policy or any other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims;

          (xi)      There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto, and neither the Purchasers nor any of their agents has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto;

          (xii)      The Purchasers have the right under the terms of each Employee Plan and under applicable benefit Law to amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the assets of such plan to another arrangement, plan or fund at any time exclusively by action of the Purchasers, and no additional contributions would be required to properly effect such termination;

          (xiii)      The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (1) entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of any Purchasers to severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual;

          (xiv)      The Purchasers have no duty or obligation to indemnify or hold another Person harmless for any liability attributable to any acts or omissions by such Person with respect to any Purchaser Employee Plan or ERISA Affiliate plan; and

          (xv)      Notwithstanding anything to the contrary in this Agreement, neither this Section nor any provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Purchaser Employee Plan.

          (d)      The Purchasers have provided the Seller with true, correct and complete copies of (i) all documents and any amendments thereto (or in the event the Employee Plan is not written, a written description thereof) pursuant to which each Employee Plan is maintained and administered (including the summary plan description for each Employee Plan for which a summary plan description is required, and each trust agreement and insurance or group annuity contract relating to any Employee Plan); (ii) the three (3) most recent annual reports (Form 5500 and attachments) and financial statements therefor; (iii) all governmental rulings, determinations and opinions (and pending requests therefor); (iv) if such Employee Plan is a defined benefit pension plan, the most recent actuarial valuation for such Employee Plan; (v) the most recent determination letter received from the IRS with respect to each Employee Plan intended to qualify under Section 401(a) of the Code; (vi) nondiscrimination and coverage tests for the most recent plan year (including the underlying data for such tests) and other documentation with respect to any Employee Plan (whether current or not) as reasonably requested by the Seller; and (vii) if such Employee Plan provides post-employment or post-retirement health and life insurance, accident or other “welfare-type” benefits, the most recent valuation of the present and future obligations under such Employee Plan. The foregoing documents accurately reflect all of the terms of such Employee Plans (including, without limitation, any agreement or provision that would limit the ability of a Purchaser or the Surviving Corporation to make any prospective amendments or to terminate any Employee Plan).

          7.23      Environmental Matters.

          To the Knowledge of Purchasers:

          (a)      With respect to those matters or conditions related to or arising from the Purchasers’ acts or omissions, neither any Purchaser, the Purchaser Real Property nor any of the Purchasers’ past owned, leased or operated property or operations are subject to, or the subject of, any Proceeding, Order, settlement, or other Contract arising under Environmental Laws, nor has any investigation been commenced or is any Proceeding threatened under Environmental Laws alleging any failure to comply with any Environmental Laws.

          (b)      Except as set forth on Schedule 7.23(b), the Purchaser has complied and is in compliance with all applicable Environmental Laws and all Permits, approvals, identification numbers, licenses, registrations and other authorizations issued pursuant to any applicable Environmental Laws. All past non-compliance with applicable Environmental Laws has been resolved without any pending, ongoing or future obligation, cost or liability.

          (c)      Except as set forth on Schedule 7.23(c), neither the Purchaser nor any Seller has received any written or oral notice, report, request or other information that the Purchaser has violated, or has any Liability under, Environmental Laws, and the Purchaser has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material, or owned or operated the Purchasers’ Business, the Purchaser Real Property or any other property or facility formerly owned, leased, used or occupied in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to applicable Environmental Laws.

          (d)      The Purchaser has provided the Seller with true, correct and complete copies of all reports, assessments, evaluations, inspections and studies performed by or on behalf of, or otherwise within the possession or control of, the Purchaser with respect to past or present environmental conditions or compliance with applicable Environmental Laws relating to the Purchasers’ ownership, leasing or operation of the Purchasers’ Business or any Purchaser Real Property. Schedule 7.23(d) sets forth a complete list of environmental reports, assessments, evaluations, inspections or studies with respect to such properties of which the Purchaser is aware, but which were not performed by or on behalf of the Purchaser or within the Purchaser’s control.

          (e)      Except as set forth on Schedule 7.23(e), the Purchaser has not by Contract, consent order, other agreement, or operation of Law assumed (i) any Liabilities of any other Person arising under Environmental Laws or (ii) responsibility for, either directly or indirectly, the remediation of any condition arising from or relating to the release or threatened release of Hazardous Materials.

          7.24      Related Transactions.

          (a)      Except as set forth on Schedule 7.24(a), and except for compensation paid or payable by the Purchasers to bona-fide employees of any Purchaser in the ordinary course of business and consistent with past practice, no, employee or current or former stockholder of the Company is now, or has been during the last five (5) years, (i) a party to any transaction or Contract with any Purchaser or any of its employees or Affiliates or (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of any Purchaser (other than non-affiliated holdings in publicly-held companies). Except as set forth on Schedule 7.24(a), no Purchaser is a guarantor or otherwise directly or indirectly liable for any actual or potential Liability of its Affiliates.

          (b)      No Purchaser (i) owns or operate any vehicles, boats, aircrafts, apartments or other residential or recreational properties or facilities for executive, administrative or sales purposes or (ii) owns or pay for any social club memberships, whether or not for the benefit of any Purchaser and/or its executives.

          7.25      Insurance.

          (a)      Schedule 7.25(a) contains a true, correct and complete list of all policies of liability, theft, fidelity, business interruption, life, fire, product liability, workers compensation, health and other material forms of insurance held by any Purchaser for the benefit of a Purchaser (specifying the insurer, amount of coverage, type of insurance, policy number, scope (including an indication of whether the coverage was on a claims made, occurrence or some other basis, and, if on a claims made basis, a description of any retroactive premium adjustments) and any material pending claims thereunder). The applicable Purchaser has maintained such or similar types of insurance coverage at all times during the last five (5) years.

          (b)      Schedule 7.25(b) contains a true, correct and complete list of all policies of liability, theft, fidelity, business interruption, life, fire, product liability, workers compensation, health and other material forms of insurance required to be held by any Purchaser pursuant to any Contract with a customer, vendor or supplier.

          7.26      Certain Payments.

          (a)      None of the Purchasers, any Seller, any officer, any director, or, to the Knowledge of the Purchaser, any employee, agent or other Person acting on behalf of any Purchaser or any such Person has, directly or indirectly, given or agreed to give any money, gift, contribution, bribe, rebate, payoff, influence payment, kickback or similar benefit, (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Entity or other Person who was, is, or may be in a position to help or hinder the Purchasers’ Business or any Purchaser (or assist in connection with any actual or proposed transaction) that (a) could subject any Purchaser to any damage or penalty in any Proceeding; (b) if not given in the past, would have resulted in a Material Adverse Effect in respect of any Purchaser or (c) if not continued in the future, could reasonably be expected to result in a Material Adverse Effect in respect of any Purchaser or the Surviving Corporation. There is not now, and there has never been, any employment by any Purchaser of, or beneficial ownership in any Purchaser by, any official of any Governmental Entity in any jurisdiction in which a Purchaser has conducted or proposes to conduct business.

          (b)      No Purchaser nor any of their respective Affiliates has made any direct or indirect payment to any employee, officer, director, consultant, advisor, agent or representative of the Company in connection with the Subject Business.

          7.27      Accounts and Notes Payable.

          Except as set forth on Schedule 7.27, all accounts payable and notes payable by the Purchasers to third parties arose in the ordinary course of business and, except as set forth on Schedule 7.27, there is no such account payable or note payable delinquent in its payment for longer than thirty (30) days, except those contested in good faith and disclosed on Schedule 7.27.

          7.28      Accounts and Notes Receivable.

          Except as set forth on Schedule 7.28, all of the accounts receivable and notes receivable owing to any Purchaser constitute valid, binding and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof. Except as set forth on Schedule 7.28, there is (i) no account debtor or note debtor delinquent in its payment by more than thirty (30) days; (ii) no account debtor or note debtor that has refused or, threatened to refuse to pay its obligations to any Purchaser for any reason; (iii) no account debtor or note debtor that is insolvent or bankrupt; and (iv) no account receivable or note receivable has been pledged to any third party by a Purchaser.

          7.29      Principal Customers and Suppliers.

          (a)      Schedule 7.29(a) contains a true and complete list of the name and address of the top ten (10) customers of the Purchasers based on gross revenue on the Holdings Latest Balance Sheet, and since the Holdings Latest Balance Sheet Date no customer has terminated its relationship with or adversely curtailed its relationship with any Purchaser or indicated (for any reason) its intention to so terminate or curtail its relationship.

          (b)      Schedule 7.29(b) contains a true and complete list of the name and address of the top ten (10) suppliers of the Purchasers based on expenses reflected on the Holdings Latest Balance Sheet, and since the Holdings Latest Balance Sheet Date no supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to any Purchaser or indicated (for any reason) its intention to so terminate its relationship or curtail its accommodations, sales or services.

          7.30      Disclosure.

          No representation or warranty of the Purchasers contained in this Agreement or in any Related Document, and no statement contained in any document, certificate or Schedule furnished or to be furnished by or on behalf of the Purchasers to Seller or any of their Representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule.

ARTICLE VIII
COVENANTS

          8.1      Closing Efforts.

          (a)      Purchasers and Seller, respectively, shall use their Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other parties to consummate the Merger are satisfied.

          (b)      Purchasers shall negotiate in good faith the terms and conditions of New Employment Agreements for Brendan Reilly and Alan Hurwitz which include the terms and conditions set forth on Schedule 8.1(b).

          8.2      Governmental and Third-Party Notices and Consents.

          (a)      Purchasers and Seller shall use its Reasonable Best Efforts to obtain, each at its respective expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

          (b)      Purchasers and Seller shall use their Reasonable Best Efforts to obtain, at their expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to consummate the transactions contemplated by this Agreement.

          8.3      Operation of Business.

          (a)      Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.

          (b)      Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing, Purchasers shall conduct their operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact their current business organization, keep their physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, Purchasers shall not issue any Equity Interests and shall not enter into any agreement, or commit to enter into any agreement, with respect to subscriptions, warrants, options, calls, puts, convertible securities, registration or other rights or arrangements or commitments obligating Purchasers to issue, sell, register, purchase or redeem any of its Equity Interests or any ownership interest or rights therein other than in connection with a Private Financing of Holdings as set forth in Sections 8.3(c), 10.2(g) and 10.2(h) .

        (c)      Purchasers shall use their Reasonable Best Efforts to arrange for a Private Financing of Holdings with funds to be received by Holdings not later than thirty (30) days following the Closing Date. Unless Seller otherwise consents in writing, the Private Financing shall consist of (i) the issuance by Holdings of, and the receipt by Holdings of proceeds from, between twelve million dollars ($12,000,000) and twenty million dollars ($20,000,000) principal amount of convertible notes, which notes shall be convertible into shares of Holdings Common Stock at a rate of no less than fifty cents ($.50) per share and which notes shall automatically convert no later than the date that is thirty (30) days following the receipt by Holdings of nine million dollars ($9,000,000) of total proceeds in connection with the Private Financing, and (ii) no more than 100% warrant coverage (i.e., no more than one warrant share per share issuable upon conversion of such convertible promissory notes) with a warrant exercise price of no less than one dollar ($1.00) per share.

          8.4      Notice of Breaches.

          (a)      From the date of this Agreement until the Closing, the Company shall promptly deliver to the Purchasers in writing supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing.

          (b)      From the date of this Agreement until the Closing, Purchasers shall promptly deliver to the Sellers in writing supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing.

          8.5      Certain Tax Matters.

          The Seller and the Purchasers agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably requested in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes, and shall retain, or shall cause to be retained, for the appropriate period, any records or information that may be relevant to any such Tax Return, audit, litigation or other Proceeding.

          8.6      Further Assurances.

          Subject to the terms and conditions herein provided, at any time from and after the Closing, at the request of a party and without further consideration, each other party shall promptly execute and deliver such further agreements, certificates, instruments and documents and perform such other actions as the requesting party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement and the Related Documents; provided that the requesting party shall pay all reasonable and documented expenses associated therewith.

          8.7      Non-Disclosure.

          Each party agrees that, except as otherwise compelled by Law, it will not issue any reports, statements or releases, in each case relating to this Agreement or the Related Documents or the transactions contemplated hereby or thereby, without the prior written consent of the other parties hereto, which consent shall not unreasonably be withheld, delayed or conditioned. To the extent compelled by Law, the non-disclosing party shall have the right to review any report, statement or release as promptly as possible prior to its publication and to reasonably consult with the disclosing party with respect to the content thereof.

          8.8      Employee Equity Participation Plan.

          Holdings agrees to: (i) prior to Closing, adopt an employee equity participation plan (the “Employee Equity Participation Plan”), a form of which is attached at Exhibit I, which will permit for the exchange by holders of Rollover Options for options to purchase the common stock of Holdings pursuant to Section 3.1 and which will permit issuance of options to employees, directors, and consultants in accordance with the terms of the Employee Equity Participation Plan; and (ii) as soon as practicable, following the filing of the Current Report on Form 8-K due to be filed with the Securities and Exchange Commission by Holdings within four business days of the Closing Date, file a registration statement on Form S-8 with respect to the shares of common stock of Holdings issuable under the Employee Equity Participation Plan.

          8.9      Review.

          Prior to Closing, Holdings agrees to: (i) prior to submission, provide Seller a reasonable opportunity to review and comment upon all submissions to be made by Purchasers to any Governmental Entity, including without limitation, the Securities Exchange Commission; and (ii) prior to execution, provide Seller a reasonable opportunity to review and comment upon any Contract not in the ordinary course of business of Purchasers, including without limitation, in connection with the Private Financing.

ARTICLE IX
INDEMNIFICATION

          9.1      Indemnification Generally.

          (a)      By the Seller in Favor of the Purchaser Group. Subject to the limitations set forth in this Article IX, Seller agrees to indemnify, defend and hold harmless the Purchaser Group for any and all Losses they may suffer, sustain or incur arising from, in connection with, or as a result of:

          (i)      the inaccuracy or breach of any representation or warranty (without regard to any qualification as to “materiality” or “Material Adverse Effect” contained therein) of Seller contained in this Agreement or any Related Document to which such Seller is a party or any certificate delivered in connection herewith or therewith;

          (ii)      the breach of any agreement or covenant (without regard to any qualification as to “materiality” or “Material Adverse Effect” contained therein) of Seller contained in this Agreement or any Related Document to which Seller is a party; or

          (iii)      any of the matters listed in Schedule 9.1(a)(iii).

          (b)      By Purchasers in Favor of the Seller Group. Subject to the limitations set forth in this Article IX, the Purchasers, jointly and severally, agree to indemnify, defend and hold harmless the Seller Group for any and all Losses they may suffer, sustain or incur arising from, in connection with, or as a result of:

          (i)      the inaccuracy or breach of any representation or warranty (without regard to any qualification as to “materiality” or “Material Adverse Effect” contained therein) of such Purchaser contained in this Agreement or in any Related Document to which such Purchaser is a party or any certificate delivered by the Purchasers in connection herewith or therewith; or

          (ii)      the breach of any agreement or covenant (without regard to any qualification as to “materiality” or “Material Adverse Effect” contained therein) of the Purchasers to be performed by the Purchasers contained in this Agreement or in any Related Document to which Purchasers are a party; or

          (iii)      any of the matters listed in Schedule 9.1(b)(iii).

          9.2      Limitations on Indemnification.

          (a)      Indemnity Deductible and Cap for the Seller.

          (i)      Subject to Sections 9.2(c) and 9.2(e), the Purchaser Group shall not have the right to be indemnified pursuant to Section 9.1(a) unless and until the Purchaser Group shall have incurred on a cumulative basis since the Closing Date aggregate Losses in an amount exceeding $50,000 (the “Seller Indemnity Threshold”), in which event the right to be indemnified shall apply to all Losses in excess of the Seller Indemnity Threshold.

          (ii)      Subject to Sections 9.2(c) and 9.2(e), the sum of all Losses pursuant to which indemnification is payable by the Seller pursuant to Section 9.1(a) shall not exceed, in the aggregate, $750,000 (the “Seller Cap Amount”); provided, however, that notwithstanding anything set forth in this Agreement to the contrary, no member of the Purchaser Group shall be entitled to indemnifications to the extent that any amounts so claimed were accounted for as an expense and incorporated in the determination of EBITDA pursuant to Section 4.2.

          (iii)      With respect to any or all Losses indemnified hereunder, Seller shall have the right and the option in its sole discretion, in lieu of payment of cash, to satisfy such Losses by: (x) notifying Holdings in writing to reduce the interest and/or principal amount due under the Note by the amount of such Losses for so long as the Note remains outstanding; or (y) during the Claw Back Period, to transfer to Holdings such number of shares of Holding Company Claw Back Stock with a value equal to such Losses; or (z) any combination of (x) and (y), above, in a ratio determined by Seller in its sole discretion. For purposes of clause (y), above, the per share value of the Holding Company Claw Back Stock shall be deemed to be the greater of: (a) the average closing price of Holdings’ common stock reported by Bloomberg LP for the five (5) trading days preceding the Closing Date, or (b) the average closing price of Holdings’ common stock reported by Bloomberg LP for the five (5) trading days preceding the date of the indemnification claim.

          (b)      Indemnity Deductible and Cap for the Purchaser.

          (i)      Subject to Sections 9.2(d) and 9.2(e), the Seller Group shall not have the right to be indemnified pursuant to Section 9.1(b) unless and until the Seller Group shall have incurred on a cumulative basis since the Closing Date aggregate Losses in an amount exceeding $50,000 (the “Purchaser Indemnity Threshold”), in which event the right to be indemnified shall apply to all Losses in excess of the Purchaser Indemnity Threshold.

          (ii)      Subject to Sections 9.2(d) and 9.2(e), the sum of all Losses pursuant to which indemnification is payable by the Purchaser pursuant to Section 9.1(b) shall not exceed, in the aggregate, $4,500,000 (the “Purchaser Cap Amount”).

          (c)      Exceptions to the Indemnity Limitations for the Seller Group. In no event shall the limitations and deductible set forth in Sections 9.2(a) apply to the rights of the Purchaser Group to be indemnified with respect to the representations and warranties set forth in Sections 5.1 (Title to Units), 5.2 (Authorization), 5.6 (Brokers), 6.1 (Organization; Good Standing; Qualification and Power), 6.2 (Authority; Noncontravention; Consents), 6.3 (Capitalization), 6.4 (Subsidiaries; Investments), 6.5(b) (Funded Indebtedness), 6.6 (Undisclosed Liabilities), 6.8 (Tax Matters), 6.9 (Title to Assets), 6.16 (Employee Benefits), 6.17 (Environmental Matters) and 6.18 (Brokers).

          (d)      Exceptions to the Indemnity Limitations for the Purchaser Group. In no event shall the limitations and deductible set forth in Sections 9.2(b) apply to the rights of the Seller Group to be indemnified with respect to the representations and warranties set forth in Sections 7.1 (Organization; Good Standing; Qualification and Power), 7.2 (Authority; Noncontravention; Consents), 7.3 (Brokers), 7.5 (Capitalization), 7.10 (SEC Documents; Financial Statements)(Funded Indebtedness), 7.12 (Undisclosed Liabilities), 7.14 (Tax Matters), 7.15 (Title to Assets), 7.17 (Intellectual Property Assets), and 7.23 (Environmental Matters).

          (e)      Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, the rights of the Seller Group and Purchaser under this Article IX shall be the sole and exclusive remedy with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement and, to the maximum extent permitted by law, the Purchasers and the Seller hereby waive any other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith under any laws at common law or otherwise.

9.3      Assertion of Claims

         No claim shall be brought under Section 9.1 unless the Indemnified Persons, or any of them, shall provide to the Indemnifying Person prompt written notice (in no event less than 10 Business Days following the Indemnified Persons’ notice of such claim): (i) of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (ii) pursuant to Section 9.4 of any Third Party Claim, the existence of which would give rise to such a claim. Upon the giving of such written notice prior to the applicable Survival Date, the Indemnified Persons, or any of them, shall have the right to commence legal Proceedings subsequent to the Survival Date for the enforcement of their rights under

Section 9.1. , subject to any statute of limitations under applicable Law.

          9.4      Notice and Defense of Third Party Claims.

          The obligations of an Indemnifying Person with respect to a claim for Losses by third parties (each, a “Third Party Claim”) shall be subject to the terms and conditions set forth below.

          (a)      The Indemnified Persons shall give prompt written notice to the Indemnifying Persons of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any Liability hereunder, unless (and then solely to the extent) such Indemnifying Persons are prejudiced or damaged in any manner by such delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument directly relating thereto.

          (b)      If the Indemnifying Persons shall acknowledge, in a writing delivered to the Indemnified Persons within ten (10) days of its receipt of the notice described in Section 9.4(a), that the Indemnifying Persons are obligated to indemnify, defend and hold harmless the Indemnified Persons under the terms of their indemnification obligations hereunder in connection with a particular Third Party Claim, then the Indemnifying Persons shall have the right to assume the defense of such Third Party Claim at their own expense and by their own counsel.

          (c)      If the Indemnifying Persons elect to assume the defense of any such Third Party Claim, the Indemnifying Persons shall consult with Indemnified Persons and the Indemnified Persons may participate in, but not conduct, such defense, but in such case the expenses of Indemnified Persons shall be paid by Indemnified Persons. If the Indemnifying Persons fail to defend a Third Party Claim, are otherwise restricted from so defending, or if, after commencing or undertaking any such defense, the Indemnifying Persons fail to prosecute or withdraw from such defense, the Indemnified Persons shall have the right to undertake the defense or settlement thereof, at the Indemnifying Persons’ sole expense. If Indemnified Persons assume the defense of any such Third Party Claim in accordance with the terms hereof and propose to settle such Third Party Claim prior to a final judgment thereon, then Indemnified Persons shall give the Indemnifying Persons prompt written notice thereof, and the Indemnified Persons may not settle such Third Party Claim without the written consent of the Indemnifying Persons, which consent shall not be unreasonably withheld, delayed or conditioned.

          (d)      If the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim, they shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld, delayed or conditioned, and which consent shall be deemed to have been given if the Indemnified Persons shall not have objected to such settlement within 10 Business Days of its receipt of written notice by the Indemnifying Persons to the Indemnified Persons of the settlement terms.

          9.5      Survival of Representations and Warranties; No Undisclosed Findings.

          (a)      Subject to the further provisions of this Section 9.5, the representations and warranties of the Seller, the Company and the Purchasers contained in this Agreement shall survive the Closing Date until the date that is twelve (12) months after the Closing Date; provided, however, that (x) the representations and warranties of the Seller contained in Sections 5.1 (Title to Shares), 5.2 (Authorization), 5.6 (Brokers), 6.1 (Organization; Good Standing; Qualification and Power), 6.2 (Authority; Noncontravention; Consents), 6.3 (Capitalization), 6.4 (Investments), 6.5(a) (Financial Statements), 6.5(b) (Funded Indebtedness), 6.6 (Undisclosed Liabilities), 6.9 (Title to Assets), 6.11 (Intellectual Property), 6.18 (Brokers), and the representations and warranties of the Purchasers contained in Sections 7.1 (Organization; Good Standing; Qualification and Power), 7.2 (Authority; Noncontravention; Consents), 7.3 (Brokers); 7.4 (Investment), 7.5 (Capitalization), 7.10 (SEC Documents; Financial Statements), 7.12 (Undisclosed Liabilities) and 7.17 (Intellectual Property)1 shall survive the Closing Date without any time limit; and (y) the representations and warranties set forth in Sections 6.8 (Tax Matters), 6.16 (Employee Benefits), 6.17 (Environmental Matters), 7.14 (Tax Matters), 7.23 (Environmental Matters) and 7.22 (Employee Benefits), shall survive the Closing Date until the sixty-first day following the expiration of the statute of limitations, if any, applicable to the subject matters set forth therein. The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until they are otherwise terminated, whether by their express terms or as a matter of applicable Law. For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date.”

          (b)      Each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each other party set forth in this Agreement which have been or are made in favor of such party, and the rights of the Seller Group and the Purchaser Group under this Article IX shall not be affected, notwithstanding (i) the making of this Agreement; (ii) any investigation or examination conducted with respect to, or any Knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto; (iii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation or (iv) the Closing hereunder.

          9.6      No Third Party Reliance.

          Anything contained herein to the contrary notwithstanding, the representations and warranties of the Company and the Sellers contained in this Agreement (a) are being given by the Company and the Sellers as an inducement to the Purchasers to enter into this Agreement (and the Company and the Sellers acknowledge that the Purchasers have expressly relied thereon) and (b) are solely for the benefit of the Purchasers and their Affiliates. Anything contained herein to the contrary notwithstanding, the representations and warranties of the Purchasers contained in this Agreement (a) are being given by the Purchasers as an inducement to the Seller to enter into this Agreement (and the Purchaser acknowledges that the Seller and the Company have expressly relied thereon) and (b) are solely for the benefit of the Seller and its Affiliates. Accordingly, no third party or anyone acting on behalf of any thereto other than the Indemnified Persons, and each of them, shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution against the Company or the Surviving Corporation with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Article IX or otherwise.

          9.7      No Consequential Losses.

          Neither Seller on the one hand nor Purchasers on the other hand shall be liable to the other under any legal theory for, and hereby disclaims, all punitive, indirect and consequential Losses, including loss of profits or inability to achieve savings, sustained by any other Person. This limitation is effective even if a party has been advised of, or might have anticipated, the possibility of such Losses.

          9.8      Tax Treatment.

          The Purchasers and the Seller agree to treat all indemnification payments made under this Article IX as adjustments to the Purchase Price for all Tax purposes.

ARTICLE X
CONDITIONS TO CONSUMMATION OF THE MERGER

          10.1      Conditions to Obligations of the Purchasers.

          The obligation of the Purchasers to consummate the Merger is subject to the satisfaction (or waiver by any Purchaser) of the following additional conditions:

          (a)      The Company shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 8.2 which are required on the part of the Company or the Subsidiaries, except for any failure of which to obtain or effect would not, individually or in the aggregate, have a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated by this Agreement;

          (b)      the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, except to the extent that any such representation and warranty is expressly made as to a different date, in which case, such representations and warranties shall be true and correct as of such date, and except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated by this Agreement;

          (c)      the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (d)      the Company and Seller shall have delivered the deliverables required under Section 2.6(a) and the Purchasers shall have received such other certificates and instruments (including certificates of good standing of the Company) as are required by this Agreement or as they may reasonably request in connection with the Closing;

          (e)      the Funded Indebtedness owed by the Company to all Affiliates of the Company shall not exceed an aggregate of $250,000 upon Closing; and

          (f)      the Purchasers shall have completed their due diligence exercise to their satisfaction, in their absolute and sole discretion, concerning the business and affairs and assets of the Company, and Seller has agreed to make such changes to Seller's disclosure schedules as Purchaser may reasonably request.

          10.2      Conditions to Obligations of the Seller

          The obligation of the Seller to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a)      the Purchaser shall have effected all of the registrations, filings and notices referred to in Section 8.2 which are required on the part of the Purchasers, except for any which if not obtained or effected would not have a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated by this Agreement;

          (b)      the representations and warranties of the Purchasers set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, except to the extent that such representation and warranty is expressly made as to a different date, and except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated by this Agreement;

          (c)      each of the Purchasers shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (d)      the Purchasers shall have delivered the deliverables required under Section 2.6(b) and the Seller shall have received such other certificates and instruments (including certificates of good standing of each of the Purchasers) as are required by this Agreement or as it shall reasonably request in connection with the Closing;

          (e)      the Seller shall have completed its due diligence exercise to its satisfaction, in its absolute and sole discretion, concerning the business and affairs, financial affairs and assets of

Purchasers, and Purchasers have agreed to make such changes to Purchasers' disclosure schedules as Seller may reasonably request;

          (f)      The Board of Directors of Holdings shall have reserved for issuance a total of Seven Million (7,000,000) shares of its common stock for purposes of the Employee Equity Participation Plan and shall have consented to the adoption of the Employee Equity Participation Plan as set forth in Section 8.8;

          (g)      Holdings has entered into an engagement letter with Knight Capital Markets or an alternative broker/dealer registered as such pursuant to the Securities Exchange Act of 1934, as amended, and acceptable to Seller, in Sellers’ reasonable discretion, to engage in a private placement of Holdings’ securities to raise no less than Twelve Million Dollars ($12,000,000), with a cap of Sixty Million Dollars ($60,000,000) (the “Private Financing”), on a best-efforts basis;

          (h)      Holdings shall have either: (i) consummated prior to the Closing Date, or (ii) entered into binding subscription, escrow and related agreements to consummate simultaneously with the Closing with funds immediately available and held in escrow for release to Holdings subject only to the condition that the Merger be consummated, a tranche of the Private Financing which will result in gross proceeds to Holdings of no less than Five Million Dollars ($5,000,000), or such lesser amount as Purchasers and Seller shall mutually agree in writing; and

          (i)      Holdings shall have adopted Employee Benefit Plans substantially similar to those currently maintained by the Company. Holdings Employee Benefit Plans shall not include a waiting or eligibility period with respect to employees of the Company or a preexisting condition restriction or limitation and, to the extent that such persons have satisfied any or all of the internal limits, deductibles or co-payment requirements of the Company’s Employee Benefit Plans for the year that includes the Closing Date, such amounts will be credited under Holding’s Employee Benefit Plans.

ARTICLE XI
TERMINATION

          11.1      Termination of Agreement.

          The parties may terminate this Agreement prior to the Closing, as provided below:

          (a)      any party may terminate this Agreement if the Closing Date shall not occur on or before June 30, 2007;

          (b)      the parties may terminate this Agreement by mutual written consent;

          (c)      the Purchasers may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 10.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Purchasers to the Seller of written notice of such breach; and

          (d)      Seller may terminate this Agreement by giving written notice to the Purchasers in the event that either Purchaser is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 10.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Seller to the Purchasers of written notice of such breach.

          11.2      Effect of Termination.

          If any party terminates this Agreement pursuant to Section 11.1, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party for willful breaches of this Agreement), provided however, that following termination of this Agreement, the parties shall maintain the confidence of, and shall not use or disclose for any purpose, Confidential Information received from another party in connection with the negotiation of this Agreement.

ARTICLE XII
MISCELLANEOUS PROVISIONS

          12.1      Amendments.

          This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchasers, on the one hand, or Seller on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

          12.2      Expenses.

          (a)      Except as otherwise expressly provided in this Agreement, each of the Company and the Sellers, on one hand, and the Purchasers, on the other hand, shall bear their own expenses in connection with the preparation for and consummation of the transactions contemplated hereby.

          (b)      All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, and the transactions contemplated hereby shall be borne by the Purchasers, and the Seller and the Purchasers shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax Laws. The Purchasers shall bear and pay any stock transfer Taxes due as a result of the sale of the Shares to Purchasers.

          12.3      No Third Party Beneficiaries.

          Except as expressly set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

          12.4      Successors and Assigns.

          All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be. Neither this Agreement nor any rights hereunder shall be assigned in whole or in part by any party hereto without the prior written consent of the other parties hereto.

          12.5      Entire Agreement.

          This Agreement, the Related Documents and the other agreements and documents referenced herein (including, but not limited to, the Schedules, Annexes, Attachments and the Exhibits (in their executed form) contain all of the agreements among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings whether written or oral, among the parties with respect thereto including, but not limited to, the Letter of Intent dated March 19, 2007, as amended on March 20, 2007 by and between Holdings and the Company.

          12.6      Notices.

          All notices, amendments, waivers or other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, sent by e-mail, sent by facsimile, sent by nationally recognized overnight courier or mailed by registered or certified mail with postage prepaid, return receipt requested, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)            if to the Company prior to the Closing, to:

Z5 Technologies LLC
71 Wright Street
Westport, CT 06880
Attention: Brendan Reilly
Facsimile: (203) 549-0816

with a copy to

Robinson & Cole, LLP
695 East Main Street
Stamford, CT 06904
Attention: Eric J. Dale
Telephone: (203) 462-7568
Facsimile: (203) 462-7599

if to Seller, to:

Thomas Keenan Ventures LLC

71 Wright Street
Westport, CT 06880
Attention: Brendan Reilly
Facsimile: (203) 549-0816

with a copy to:

Agincourt Consulting Group LLC
1692 Massachusetts Avenue
Cambridge, MA 02138
Attention: Hugh O’Reilly
Facsimile: (617) 354-5401

with a copy to:

Robinson & Cole, LLP
695 East Main Street
Stamford, CT 06904
Attention: Eric J. Dale
Telephone: (203) 462-7568
Facsimile: (203) 462-7599

          (b)       if to the Surviving Corporation after the Closing, to:

Aegis Industries, Inc.
75200 Shady Grove Road, Suite 202
Rockville Maryland 20850
Attention: Dennis Mee
Telephone: [•]
Facsimile: [•]

With a copy to:

Robinson & Cole, LLP
695 East Main Street
Stamford, CT 06904
Attention: Eric J. Dale
Telephone: (203) 462-7568
Facsimile: (203) 462-7599

          (c)             if to Holdings, to:

Aegis Industries, Inc.
75200 Shady Grove Road, Suite 202
Rockville Maryland 20850
Attention: Dennis Mee

Telephone: [•]
Facsimile: [•]

with a copy to:

Richardson & Patel, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
Attention: Jody R. Samuels
Telephone: (212) 907-6689
Facsimile: (212) 907-6687

And

          (d)           if to Merger Co., to:

Aegis Industries, Inc.
75200 Shady Grove Road, Suite 202
Rockville Maryland 20850
Attention: [•]
Telephone: [•]
Facsimile: [•]

with a copy to

Richardson & Patel, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
Attention: Jody R. Samuels
Telephone: (212) 907-6689
Facsimile: (212) 907-6687

          Any such notice or communication shall be deemed to have been given and received: (a) when delivered, if personally delivered; (b) when sent, if sent by facsimile or email on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by facsimile or email); (c) on the next Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iv) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

          12.7      Governing Law.

          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS OR PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

          12.8      Dispute Resolution.

          (a)      Any controversy or claim arising out of or relating to this Agreement (including, without limitation, as to arbitrability), or the breach thereof, shall be settled by individual arbitration (as opposed to class or collective arbitration) administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance with its “Comprehensive Arbitration Rules and Procedures.” This Section 12.8, however, does not apply to the resolution of Third Party Claims under Section 9.4.

          (b)      In the event of any dispute, claim, question or disagreement arising from or relating to this Agreement, or the breach thereof, with the exception of those items excluded above, the Purchasers and the Seller shall use their commercially reasonable efforts to resolve the dispute, claim, question or disagreement. To this effect, the Purchasers and the Seller will meet in person or by telephone within ten (10) Business Days of any party’s receipt of a written notice informing that party of the existence of a dispute, claim, question or disagreement. If the Purchasers and the Seller do not resolve or settle the matter within ten (10) Business Days after the initial meeting, or following any longer period as the parties may agree to in writing, the Purchasers and the Seller shall then immediately submit the dispute to binding arbitration in accordance with this Section 12.8.

          (c)      The arbitration hearing shall commence within ninety (90) calendar days after the arbitrator is selected in accordance with JAMS’s Comprehensive Arbitration Rules and Procedures, unless the Purchasers and the Seller agree to extend this time period. The arbitration will comply with JAMS’s Comprehensive Arbitration Rules and Procedures, except to the extent that those rules and procedures conflict with this Section 12.8, in which case this Section 12.8 will control. The arbitration shall take place in Stamford, Connecticut.

          (d)      The arbitrator will have full power to give directions and make such orders as the arbitrator deems just, and all of the power given the arbitrator under JAMS’s Comprehensive Arbitration Rules and Procedures. Nonetheless, the arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement.

          (e)      The arbitrator shall issue a written decision within thirty (30) days after the conclusion of the arbitration hearing. The agreement to arbitrate will be specifically enforceable. The award rendered by the arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered in any court of competent jurisdiction. The Purchasers, on the one hand, and the Seller on the other, shall each pay one-half of the fees of the arbitrator.

          (f)      During any arbitration proceeding, the parties shall continue to perform their respective obligations under this Agreement.

          12.9      Remedies.

          The parties hereto shall each have and retain all rights and remedies existing in their favor under this Agreement, at Law or equity, including, without limitation, rights to bring actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent a breach or violation of any provision of this Agreement. All such rights and remedies shall, to the extent permitted by applicable Law, be cumulative and the existence, assertion, pursuit or exercise of any thereof by a party shall not preclude such party from exercising or pursuing any other rights or remedies available to it.

          12.10      Severability.

          It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          12.11      Independence of Covenants and Representations and Warranties.

          All covenants hereunder shall be given independent effect so that if a certain action or condition, constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

          12.12      Counterparts; Facsimile Signatures.

          This Agreement may be executed one or more counterparts, each of which shall be deemed an original instrument and all of which together shall constitute a single instrument. Execution and delivery of this Agreement by electronic exchange bearing the copies of a party’s signature shall constitute a valid and binding execution and delivery of this Agreement by such party. Such electronic copies shall constitute enforceable original documents.

          12.13      Incorporation of Recitals Annexes Exhibits and Schedules.

          The recitals, Annexes, Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Each disclosure in a Schedule referred to in this Agreement shall be deemed to qualify all representations and warranties of the party making such disclosure, notwithstanding the absence of a specific cross-reference, except to the extent that its applicability to a particular representation, warranty, agreement or condition is not reasonably apparent from the disclosure thereof.

          12.14      Interpretation; Construction.

          (a)      For the purposes of this Agreement, the term “Agreement” shall mean this agreement together with all Schedules, Annexes and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein”, “hereof’, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the Schedules, Annexes and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the Schedules, Annexes and Exhibits attached to this Agreement, except where otherwise stated. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

          (b)      The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

          (c)      The parties agree that all parties participated in the preparation and negotiation of this Agreement and the agreements contemplated hereby and that neither this Agreement nor any of the agreements contemplated hereby shall be construed against any Party by virtue of the fact that any party or its representatives prepared or drafted such agreements.

          (d)      Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP.

          (e)      The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

          12.15      Headings.

          The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

*******

          IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement and Plan of Merger as of the date first written above.

COMPANY

Z5 TECHNOLOGIES, LLC.

By:	/s/ Brendan Reilly
Name:	Brendan Reilly
Title:	President

PURCHASERS

AEGIS INDUSTRIES, INC.

By:	/s/ Dennis Mee
Name:	Dennis Mee
Title:	Interim President & Chief Financial Officer

AEGIS MERGER CORPORATION

By:	/s/ Dennis Mee
Name:	Dennis Mee
Title:	President

SELLER

THOMAS KEENAN VENTURES, LLC

By:	/s/ Brendan Reilly
Name:	Brendan Reilly
Title:	Manager

Annex I

DEFINITIONS

          The following terms used in this Agreement shall have the respective meanings set forth below.

           “Affiliate” means, with respect to any Person: (a) a director, officer, partner, member, beneficiary or stockholder of such Person; (b) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person); and (c) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

          “Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

           “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

          “Certificates of Merger” means: (a) the Certificate of Merger in the form attached as Exhibit A to be filed with the Secretary of State of the State of Delaware in accordance with the Delaware Statute; and (b) the Certificate of Merger in the form attached as Exhibit B to be filed with the Secretary of State of the State of Connecticut in accordance with the Connecticut Statute.

          “Closing Date” shall mean the date two Business Days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby, or such other date as may be mutually agreeable to the Parties.

          “Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

          “Connecticut Statute” means the Connecticut Limited Liability Company Act, as amended.

          “Confidential Information” means, as applicable: (x) the Intellectual Property rights of the Company and all information of a proprietary or confidential nature relating to the Company or the Subject Business excluding any information that (a) as of the date hereof, is in the public domain; (b) after the date hereof enters the public domain through no wrongful action or inaction on the part of any Purchaser; and (c) is communicated to Purchasers by a third party under no duty of secrecy or confidentiality to any Person or (y) the Intellectual Property rights of the Purchasers and all information of a proprietary or confidential nature relating to the Purchasers or the Purchasers’ Business excluding any information that (a) as of the date hereof, is in the public domain; (b) after the date hereof enters the public domain through no wrongful action or inaction on the part of any Seller; and (c) is communicated to Purchasers by a third party under no duty of secrecy or confidentiality to any Person.

          “Contract” means any written or oral contract, Permit, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, Real Property Lease, purchase order or other agreement, instrument, concession, franchise or license.

          “Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

          “Delaware Statute” means the Delaware General Corporation Law, as amended.

          “Distribution” means the payment or other direct or indirect distribution of cash or any other assets by the Company to any of its members in their capacity as such.

          “EBITDA” means earnings before interest, taxes, depreciation and amortization of the Surviving Corporation determined in accordance with GAAP applied on a basis consistent with the practice of the Company, provided however, that EBITDA shall not include expenses associated with the granting of stock options, Rollover Options or other interests pursuant to the terms of the Equity Participation Plan.

          “Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and (d) each other employee benefit plan, fund, program, agreement, arrangement or scheme.

          “Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, change of control agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor.

          “Encumbrances” means and includes security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, clouds, servitudes, rights of way, options, rights of first refusal, community property interests, equitable interests, restrictions of any kind, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by Contract, Law, equity or otherwise.

          “Environmental Laws” means all Laws and Orders concerning pollution or protection of the environment, including without limitation all those relating to the material presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials in effect as of the Closing Date (including but not limited to CERCLA).

          “Equity Interests” means any capital stock, partnership or limited liability company interest or other equity or voting interest or any security or evidence of indebtedness convertible into or exchangeable for any capital stock, partnership or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing.

          “ERISA” means the Employment Retirement Income Security Act of 1974, as amended, or any successor federal Law, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

          “ERISA Affiliate” means, with respect to any Person, any entity that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with such Person as defined in Section 414(b), 414(c) or 414(m) of the Code.

          “FMLA” means the Family and Medical Leave Act of 1993, as amended.

          “Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Fundamental Documents” of a corporation would be its certificate of incorporation and by-laws and the “Fundamental Documents” of a limited liability company would be its articles of organization and operating agreement.

          “Funded Indebtedness” means the aggregate amount (including the current portions thereof), without duplication, of all: (a) indebtedness for money borrowed from others and purchase money indebtedness (other than accounts payable in the ordinary course to the extent that such accounts payable are not more than ninety (90) days past due); (b) indebtedness of the type described in clause (a) above guaranteed in any manner by the Company or in effect guaranteed, directly or indirectly, in any manner by the Company through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of the indebtedness against loss (any such arrangement being hereinafter referred to as a “Guaranty”), but excluding endorsements of checks and other instruments in the ordinary course; (c) all indebtedness of the type described in clauses (a) and (b) above secured by any Encumbrance upon property owned by the Company or used by the Subject Business, even though the Company has not in any manner become liable for the payment of such indebtedness; (d) interest expense accrued but unpaid, and all prepayment premiums and penalties, fees and charges on, or relating to, any of such indebtedness; (e) obligations of the Company to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on the balance sheet of the Company as of such date computed in accordance with GAAP; provided however, that Funded Indebtedness shall not include that certain Convertible Promissory Note made by the Company in favor of Holdings, dated May 10, 2007 in principal amount of $250,000, or that certain Convertible Promissory Note made by the Company in favor of Holdings, dated April 5, 2007 in principal amount of $200,000.

          “GAAP” means generally accepted accounting principles employed in the United States.

          “Governmental Entity” means any national, federal, state, local or foreign court, tribunal, arbitral body, arbitrator, administrative agency or commission or other governmental or regulatory authority or instrumentality.

          “Guaranty” has the meaning set forth in the definition of “Funded Indebtedness” in this Annex I.

          “Hazardous Materials” means any chemicals, materials, pollutants, contaminants, substances or waste with respect to which, in the manner in which they are handled, any material Liability or standards of conduct may be imposed pursuant to any Environmental Laws.

          “Holding Company Stock” means 17,000,000 shares of the Common Stock of Holdings.

          “Indemnified Persons” means the Purchaser Group, the Company, or the Sellers, as the case may be.

          “Indemnifying Persons” means the Purchasers, the Sellers or the Seller Group, as the case may be.

          “Intellectual Property” means, as applicable, all intangible and intellectual property owned by the Company or licensed to the Company or used in the Subject Business or all intangible and intellectual property owned by any Purchaser or licensed to any Purchaser or used in the Purchasers’ Business, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, fictitious business names (d/b/a’s), service marks, service mark applications, copyrights, copyright applications, domain names, know-how, trade secrets, proprietary processes and formulae, Confidential Information, franchises, licenses, customer lists, inventions, instructions, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records.

          “IRS” means the Internal Revenue Service of the United States.

          “Knowledge” of any Person means (a) the actual knowledge of such Person and (b) that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs, including due inquiry of those officers, directors, key employees and professional advisers (including attorneys, accountants and consultants) of such Person who could reasonably be expected to have actual knowledge of the matters in question.

          “Law” means any law (both common and statutory law and civil and criminal law), treaty, convention, rule, directive, legislation, ordinance, regulatory code (including, without limitation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations) or similar provision having the force of law or an Order of any Governmental Entity or any self regulatory organization.

          “Liability” means any actual liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

          “Litigation Expense” means any reasonable out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, legal or administrative action, suit or Proceeding incident to any matter indemnified against hereunder including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and fees and disbursements of outside legal counsel, investigators, expert witnesses, accountants and other professionals.

          “Losses” means any and all actual losses, claims, shortages, damages, Liabilities, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and Litigation Expenses), assessments, Tax deficiencies and Taxes (including interest and penalties thereon) incurred, arising from or in connection with any such matter that is the subject of indemnification under Article IX.

          “Material Adverse Effect” means, with respect to any Person, any state of facts, change, event, effect or occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, is or may be reasonably likely to be materially adverse to the near-term or long-term projected business, financial condition, results of operations, prospects, properties, assets or liabilities (including, without limitation, contingent liabilities) of such Person, or, in the case of the Company, the Company or the Subject Business. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other adverse state of facts, changes, events, effects or occurrences that have occurred or been threatened) is or would be reasonably likely to prevent or materially delay the performance by such Person of any of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

          “Membership Interest” means all of the Units of the Company held by Seller.

          “Merger Sub Guaranty” means the Guaranty by Merger Co. of, inter alia, Holdings’ obligations under the Note in the form attached as Exhibit F.

          “Nevada Statue” means the Nevada Revised Statutes, Title 7, Chapter 78 – Private Corporations.

          “New Employment Agreements” means the Employment Agreements with each of Brendan Reilly and Alan Hurwitz to be negotiated prior to the Closing Date pursuant to Section 8.1(b) .

          “Note” means the unsecured promissory note made by Holdings in favor of Seller in principal amount of $5 million in the form attached as Exhibit C.

          “Orders” means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative orders and legally binding determinations of any Governmental Entity or arbitrator.

           “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

          “Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates (including certificates of need), exemptions, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

          “Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books; (b) workers or unemployment compensation liens arising in the ordinary course of business; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar liens arising in the ordinary course of business securing amounts that are not delinquent, (d) zoning, building and other similar restrictions that do not, individually or in the aggregate, materially interfere with the value or current use of any Real Property, (e) any easement, covenant, right-of-way or other similar restriction recorded in the appropriate recorder’s office in each case that does not materially detract from the value of any Real Property or materially interfere with the use thereof, (f) any Contracts disclosed pursuant to Section 6.10(a)(ii) as to any of the Real Property Lease, and (g) any Encumbrance governed by Law affecting the interest of the lessor thereof.

          “Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

          “Proceedings” means actions, suits, claims, reviews, and investigations and legal, administrative or arbitration proceedings.

          “Purchasers’ Business” means the seeking of an acquisition of one or more operating companies.

          “Purchaser Group” means the Purchasers and, following the Closing, the Surviving Corporation, and each of the foregoing Person’s respective successors and assigns, and each of their officers, directors, employees, Representatives and Affiliates, other than any Seller and any Person who is an officer or employee of the Company prior to the Closing.

          “Purchase Price” means the Merger Consideration, less any shares of Holdings Common Stock transferred to Holdings pursuant to Section 4.2(a) .

          “Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

          “Related Documents” means the Note, the Merger Sub Guaranty, the New Employment

Agreements and the Registration Rights Agreement.

          “Representatives” means, as to any Person, the Affiliates, owners, directors, officers, employees, representatives or agents of such Person.

          “Registration Rights Agreement” means the Registration Rights Agreement attached as Exhibit D providing registration rights in respect of the Holdings Common Stock held by Seller.

          “Securities” has the meaning given to such term in the Securities Act.

          “Securities Act” means the Securities Act of 1933, as amended, or any successor federal Law, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

          “Seller Group” means the Sellers and their respective successors and assigns, but for all purposes other than Article IX shall expressly exclude any officers, directors, employees, agents or representatives of Seller.

          “Subject Business” means the design, development and sale of ruggedized, mobile communications solutions to the military and first responder marketplace.

          “Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the Equity Interests or other interests entitled to vote in the election of directors or comparable Persons performing similar functions are at the time owned or Controlled, directly or indirectly through one or more Subsidiaries, by such Person.

          “Tax” means any of the Taxes.

          “Tax Returns” means federal, state, local and foreign returns, reports, statements, claim for refund, or information return or statement relating to Taxes, including any Schedule or attachment thereto, including any amendment thereof.

          “Taxes” means, with respect to any entity: (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity (if any), including any Liability for Taxes; and (b) any Liability for the Taxes described in clause (a) hereof of any Person imposed on the Company as a result of (i) being a transferee or successor; (ii) being a member of a consolidated, affiliated or combined group whether pursuant to Treasury Regulation §1.1502 -6 (and any corresponding provision of state, local or foreign law) or otherwise; (iii) any contractual obligation; or (iv) any Law, which Taxes relate to an event or transaction occurring prior to the Closing.

          “Working Capital” means current assets less current liabilities.